EXHIBIT 10.1_
$1,800,000,000
CREDIT AGREEMENT
Dated as of March 20, 2006
among
Affiliated Computer Services, Inc.,
ACS Commercial Solutions, Inc.,
ACS Education Services, Inc.,
ACS Enterprise Solutions, Inc.,
ACS HR Solutions, LLC,
ACS Outsourcing Solutions, Inc.,
ACS State & Local Solutions, Inc.,
ACS State Healthcare, LLC,
ACS TradeOne Marketing, Inc.,
Buck Consultants, LLC,
ACS Worldwide Lending Limited s
and
Certain Other Subsidiaries Party Hereto From Time to time
as Borrowers
and
The Lenders and Issuers Party Hereto
and
Citicorp USA, Inc.
as Administrative Agent
* * *
Morgan Stanley Bank
SunTrust Bank
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Wachovia Bank, National Association
as Co-Syndication Agents for the Revolving Credit Facility
* * *
Bank of America, N.A.
Bear Stearns Corporate Lending Inc.
Wells Fargo Bank, N.A.
as Co-Syndication Agents for the Initial Term Loans
* * *
Citigroup Global Markets Inc.
as Sole Lead Arranger and Book Runner
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119

i

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Schedules

Schedule I	–	Commitments
Schedule II	–	Applicable Lending Offices and Addresses for Notices
Schedule III	–	Mandatory Costs
Schedule 2.4	–	Existing Letters of Credit
Schedule 3.1	–	Guarantors
Schedule 4.2	–	Conflicts
Schedule 4.3	–	Ownership of Subsidiaries
Schedule 4.7	–	Litigation
Schedule 4.15	–	Labor Matters
Schedule 4.16	–	List of Plans
Schedule 4.17	–	Environmental Matters
Schedule 4.19	–	Real Property
Schedule 5.1	–	Maximum Total Leverage Ratio
Schedule 5.2	–	Maximum Senior Leverage Ratio
Schedule 5.3	–	Minimum Interest Coverage Ratio
Schedule 7.12	–	Conditions Precedent to Additional Borrowers
Schedule 7.13	–	Excluded Subsidiaries
Schedule 7.14	–	Post-Closing Covenants
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments

Exhibits

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B-1	–	Form of Revolving Credit Note

v

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Page
Exhibit B-2	–	Form of Term Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Swing Loan Request
Exhibit E	–	Form of Letter of Credit Request
Exhibit F	–	Form of Notice of Conversion or Continuation
Exhibit G	–	Form of Opinion of Counsel for the Loan Parties
Exhibit H	–	Form of Guaranty
Exhibit I	–	Form of Pledge and Security Agreement
Exhibit J	–	Form of Joinder Agreement
Exhibit K	–	Form of Additional Borrower Acceptance

Credit Agreement
Affiliated Computer Services, Inc.
          Credit Agreement, dated as of March 20, 2006, among Affiliated Computer Services, Inc., a Delaware corporation (the “Company”), ACS Commercial Solutions, Inc., a Nevada corporation, ACS Education Services, Inc., a Delaware corporation, ACS Enterprise Solutions, Inc., a Delaware corporation, ACS HR Solutions, LLC, a Pennsylvania limited liability company, ACS Outsourcing Solutions, Inc., a Michigan corporation, ACS State & Local Solutions, Inc., a New York corporation, ACS State Healthcare, LLC, a Delaware limited liability company, ACS TradeOne Marketing, Inc., a Delaware corporation, Buck Consultants, LLC, a Delaware limited liability company, ACS Worldwide Lending Limited, a limited company organized under the laws of England and Wales with registered number 05470127 (the “U.K. Borrower”), and each other Subsidiary Borrower (as defined below) party hereto from time to time, the Lenders (as defined below), the Issuers (as defined below) and Citicorp USA, Inc. (“Citicorp”), as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”).
W i t n e s s e t h
          Whereas, the Company and the Subsidiary Borrowers have requested that the Lenders and Issuers make available for the purposes specified in this Agreement, certain term loan, revolving credit and letter of credit facilities; and
          Whereas, the Lenders and Issuers are willing to make available such term loan facility and such revolving credit and letter of credit facilities to the Company and the Subsidiary Borrowers, in each case, upon the terms and subject to the conditions set forth herein;
          Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions, Interpretation and Accounting Terms
          Section 1.1 Defined Terms
          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Account” has the meaning given to such term in the UCC.
          “Acquired Business” means, for any period, any Person, property, business or asset acquired by any Group Member during such period, in each case, to the extent not subsequently sold, transferred or otherwise disposed of by such Group Member during such period.
          “Acquired EBITDA” means, with respect to any Acquired Business for any period, the amount of the Consolidated EBITDA of such Acquired Business for such period (determined as if references to the Group Members in the definition of Consolidated EBITDA were references to such Acquired Business and its Subsidiaries).

Credit Agreement
Affiliated Computer Services, Inc.
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 15% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).
          “Aggregate Outstanding Securitization Amount” means, on any date of determination, the sum of all Outstanding Securitization Amounts with respect to all Permitted Receivables Financings.
          “Agreement” means this Credit Agreement.
          “Applicable Lending Office” means, with respect any Lender, (a) in the case of any Loan made to any Domestic Borrower, its Domestic Lending Office in the case of a Base Rate Loan and its Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan and (b) in the case of any Loan made to any Foreign Borrower, such office of such Lender reasonably acceptable to the Administrative Agent as such Lender may from time to time specify to the Company and the Administrative Agent.
          “Applicable Margin” means:
          (a) with respect to Term Loans (i) maintained as Base Rate Loans, 1.00% per annum and (ii) maintained as Eurocurrency Rate Loans, 2.00% per annum; and
          (b) with respect to Revolving Loans and Swing Loans, (i) during the period commencing on the Closing Date and ending upon the receipt by the Administrative Agent of the Financial Statements for the first Fiscal Quarter ending after the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, with respect to such Loans maintained as (A) Base Rate Loans, a rate equal to 1.25% per annum and (B) Eurocurrency Rate Loans, a rate equal to 0.25% per annum and (ii) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Total Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

Credit Agreement
Affiliated Computer Services, Inc.

	Base Rate	Eurocurrency
Total Leverage Ratio	Loans	Rate Loans
Greater than 3.50 to 1	1.00%	2.00%
Equal to or less than 3.50 to 1 but greater than 3.00 to 1	0.75%	1.75%
Equal to or less than 3.00 to 1 but greater than 2.50 to 1	0.50%	1.50%
Equal to or less than 2.50 to 1	0.25%	1.25%
Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Revolving Loans and Swing Loans upon delivery by the Company to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Leverage Ratio), if the Company shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements), the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin provided for by this definition.
          “Applicable Unused Commitment Fee Rate” means (a) during the period commencing on the Closing Date and ending upon the receipt by the Administrative Agent of the Financial Statements for the first Fiscal Quarter ending after the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, 0.375% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Total Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

Applicable Unused
Total Leverage Ratio	Commitment Fee Rate
Greater than or equal to 3.50 to 1	0.50%
Less than 3.50 to 1	0.375%
Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Total Leverage Ratio or the last day of any subsequent Fiscal Quarter shall become effective upon delivery by the Company to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Leverage Ratio), if the Company shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements), the Applicable Unused Commitment Fee Rate from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Unused Commitment Fee Rate provided for in this definition.
          “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the

Credit Agreement
Affiliated Computer Services, Inc.
transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a) (Letters of Credit)or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          "Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).
          "Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
          "Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.
          "Arranger” means Citigroup Global Markets Inc., in its capacity as sole lead arranger and sole book runner.
          "Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).
          "Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).
          "Australian Dollars” means the lawful currency of Australia.
          "Available Credit” means, at any time, (a) with respect to the Primary Revolving Credit Facility, (i) the then effective Primary Revolving Credit Commitments minus (ii) the aggregate Primary Revolving Credit Outstandings at such time and (b) with respect to the Multicurrency Revolving Credit Facility, (i) the then effective Multicurrency Revolving Credit Commitments minus (ii) the aggregate Multicurrency Revolving Credit Outstandings at such time.
          "Available Currency” means (a) in the case of any Primary Revolving Loans, Dollars and Euros, (b) in the case of any Letters of Credit, Dollars, Euros, Sterling and, if available to the applicable Issuer, Canadian Dollars, Australian Dollars, Yen, Francs, Krones, New Zealand Dollars and any other lawful currency freely transferable into Dollars and (c) in the

Credit Agreement
Affiliated Computer Services, Inc.
case of any Multicurrency Revolving Loans, Dollars, Euros, Sterling, Canadian Dollars, Australian Dollars, Yen, Francs, Krones, New Zealand Dollars and, if available to all Multicurrency Revolving Lenders, any other lawful currency freely transferable into Dollars.
          “Bankruptcy Code” means title 11, United States Code.
          “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and
          (b) 0.5% per annum plus the Federal Funds Rate.
          “Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.
          “Borrower” means each of the Term Loan Borrowers, Primary Revolving Borrowers and Multicurrency Revolving Borrowers.
          “Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
          “Canadian Dollars” means the lawful currency of Canada.
          “Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.
          “Capitalized Lease” means any lease that has been or should be, in accordance with GAAP, recorded as a capitalized lease.
          “Capitalized Lease Obligations” means, with respect to any Person, the Consolidated amount of the Capitalized Leases of such Person accounted for as a liability in accordance with GAAP.
          “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Group Members during such period in respect of purchased software or internally developed software and software

Credit Agreement
Affiliated Computer Services, Inc.
enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the Consolidated balance sheet of the Group Members.
          "Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the applicable Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.
          "Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.
          "Cash Management Document” means any certificate, agreement or other document executed by any Group Member in respect of the Cash Management Obligations of such Group Member.
          "Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
          "Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 45% or more of the issued and outstanding Voting Stock of the Company and, as a result, hold a greater percentage of the issued and outstanding Voting Stock of the Company than Deason (as defined below), (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or

Credit Agreement
Affiliated Computer Services, Inc.
disability to constitute a majority of the directors then in office; provided, however, that neither the death of Darwin Deason nor any increase in the beneficial ownership of (i) Darwin Deason, (ii) a lawful lineal descendant of Darwin Deason or the spouse of any such Person or (iii) an estate, trust (including a revocable trust or a voting trust), guardianship or custodianship for the primary benefit of one or more Persons or individuals described in clauses (i) and (ii) above shall constitute a “Change of Control” and (c) the Company shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Stock of any other Borrower prior to, or concurrently with, (i) the payment in full of all Obligations of such Borrower and the termination of all rights of such Borrower to request Loans and Letters of Credit (and all other rights of a “Borrower” under the Loan Documents) or (ii) the assumption by the Company of all Obligations of such Borrower on terms and conditions reasonably satisfactory to the Administrative Agent (which consent shall not be unreasonably withheld). For purposes of this definition, the Persons and individuals described in clauses (b)(i), (b)(ii) and (b)(iii) above are collectively referred herein as “Deason.”
          "Citibank” means Citibank, N.A., a national banking association.
          "Citicorp” has the meaning specified in the preamble to this Agreement.
          "Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of the Company.
          "Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued or deemed issued pursuant to Section 2.4(k) (Letters of Credit).
          "Code” means the U.S. Internal Revenue Code of 1986, as currently amended.
          "Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.
          "Collateral Documents” means the Pledge and Security Agreements, the Mortgages, the U.K. Security Trust Deed and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.
          "Commitment” means, with respect to any Lender, such Lender’s Primary Revolving Credit Commitment, if any, such Lender’s Multicurrency Revolving Credit Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Primary Revolving Credit Commitments, Multicurrency Revolving Credit Commitments and Term Loan Commitments of all Lenders.
          "Commodity Account” has the meaning given to such term in the UCC.
          "Company’s Accountants” means PricewaterhouseCoopers LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.
          "Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

Credit Agreement
Affiliated Computer Services, Inc.
          "Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.
          "Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date.
     ”Consolidated EBITDA” means, for any period, the Consolidated net income, as determined in accordance with GAAP, for such period, plus:
     (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated net income, the sum of the following amounts for such period:
          (i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities;
          (ii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including, without limitation, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;
          (iii) the cumulative effect of a change in accounting principles during such period;
          (iv) any after tax loss for such period attributable to the early extinguishment of Indebtedness;
          (v) provision for taxes based on income, profits or capital of the Group Members, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes paid or accrued during such period;
          (vi) depreciation and amortization (including amortization of Capitalized Software Expenditures and contract inducements);
          (vii) Non-Cash Charges (as defined below in this definition);
          (viii) extraordinary losses and unusual or non-recurring charges, severance, relocation costs, legal settlements, costs of government investigations and curtailments or modifications to pension and post-retirement employee benefit plans;
          (ix) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities);

Credit Agreement
Affiliated Computer Services, Inc.
          (x) any deductions attributable to minority interests;
          (xi) any costs or expenses incurred by any Group Member pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with contributions to the capital of the Company or net cash proceeds of an Equity Issuance of the Company (other than an Equity Issuance of Disqualified Stock); and
          (xii) the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided, however, that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 24 months after the Closing Date, and (C) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (ix) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; minus
          (c) without duplication and to the extent included in arriving at such Consolidated net income, the sum of the following amounts for such period:
          (i) extraordinary gains and unusual or non-recurring gains;
          (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);
          (iii) gains on asset sales (other than asset sales in the ordinary course of business);
          (iv) any after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments; and
          (v) all gains from investments recorded using the equity method, in each case, as determined on a Consolidated basis for the Group Members in accordance with GAAP; provided, however, that, to the extent included in Consolidated net income:
          (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Contracts for currency exchange risk);
          (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133; and

Credit Agreement
Affiliated Computer Services, Inc.
          (C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Acquired Business during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), based on the actual Acquired EBITDA of such Acquired Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Article V (Financial Covenants), an adjustment in respect of each Acquired Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) for purposes of determining the Total Leverage Ratio, Senior Leverage Ratio or Interest Coverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Disposed Business disposed during such period, based on the actual Disposed EBITDA of such Disposed Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
For the purpose of this definition, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
          "Consolidated Interest Expense” means, for any period, the sum of (a) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Group Members, determined on a Consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Group Members, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, and (b) any cash payments made during such period in respect of obligations referred to in clause (ii) below relating to Consolidated Total Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any Permitted Acquisition), but excluding, however, (i) amortization of deferred financing costs and any other amounts of non-cash interest, (ii) the accretion or accrual of discounted liabilities during such period, (iii) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with the Permitted Receivables Financing and (iv) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a Consolidated basis in accordance with GAAP; provided, however, that for purposes of the definition of the term "Permitted Acquisition” and Article V (Financial Covenants), there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Business acquired during such period, based on the cash interest expense (or income) of such Acquired Business for such period (including the portion thereof occurring prior to such acquisition) assuming any Indebtedness incurred or repaid in connection

Credit Agreement
Affiliated Computer Services, Inc.
with any such acquisition had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
          "Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Group Members outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Stock Repurchase or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases, debt obligations evidenced by promissory notes or similar instruments and Outstanding Securitization Amount, minus (b) the aggregate amount of cash and Cash Equivalents (free and clear of all Liens other than Customary Permitted Liens) in excess of $50,000,000 included in the Consolidated balance sheet of the Group Members as of such date, but not to exceed $150,000,000.
          "Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a Consolidated balance sheet of the Group Members at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a Consolidated balance sheet of the Group Members on such date, including current deferred revenue but excluding, without duplication, (i) the current portion of any Consolidated Total Debt and (ii) all Indebtedness consisting of Loans and Letter of Credit Obligations to the extent otherwise included therein.
          "Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.
          "Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.
          "Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
          "Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting

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forth, for each Person that is a Loan Party, that is subject to Section 7.13 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or principal place of business), (d) except with respect to the Company, the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them and (e) the identification of such Person as a Non-Material Subsidiary or a Material Subsidiary.
          "Syndication Agent” means each of Morgan Stanley Bank, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wachovia Bank, National Association, each in its capacity as a co-syndication agent for the Revolving Credit Facility, and each of Bank of America, N.A., Bear Stearns Corporate Lending Inc. and Wells Fargo Bank, N.A., each in its capacity as a co-syndication agent for the Initial Term Loans.
          "Covenant Adjusted Debt” means the aggregate principal amount of (a) the Initial Term Loans and (b) the additional Term Loans advanced pursuant to any Securities Repurchase Increase (but excluding any portion thereof used in connection with the purpose permitted under Section 8.5(e)(ii) (Restricted Payments)).
          "Credit Agreement Obligations” means the Secured Obligations; provided, however, that “Credit Agreement Obligations” shall not include any of the Existing Note Obligations.
          "Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
          (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
          (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
          (c) Liens or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits or (ii) to secure the performance of bids, tenders, insurance, sales, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations and surety, appeal, customs, indemnity or performance bonds;
          (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from

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Affiliated Computer Services, Inc.
the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
          (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
          (f) Liens of landlords or of mortgagees of landlords on fixtures and movable tangible property located on premises leased in the ordinary course of business;
          (g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capitalized Lease; and
          (h) Liens assumed in connection with a Permitted Acquisition, which are in existence at the time of such Acquisition, not created in contemplation of such Acquisition and do not cover any other assets other than the assets acquired pursuant to such Acquisition; provided, however, that such assumed Liens are released and terminated within 60 days following the effective date of such Acquisition (or such Lien is otherwise permitted under Section 8.2).
          "Debt Issuance” means the incurrence of Indebtedness of the type permitted under Section 8.1(i) or Section 8.1(l) (Indebtedness) by any Group Member and shall include in any event any Incremental Permitted Receivables Financing, whether or not constituting an incurrence of Indebtedness.
          "Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
          "Deferred Prepayment Amount” means, with respect to any Net Cash Proceeds of any Deferred Prepayment Event, the portion of such Net Cash Proceeds subject to a Deferred Prepayment Notice.
          "Deferred Prepayment Date” means, with respect to any Net Cash Proceeds of any Deferred Prepayment Event, the earlier of (a) the date occurring 450 days after such Deferred Prepayment Event or, if a definitive letter of intent or agreement has been executed during such 450-day period with respect to the reinvestment of such Net Cash Proceeds, the date occurring 180 days after the date of such letter of intent or agreement, as the case may be, and (b) the date that is five Business Days after the date on which the Company shall have notified the Administrative Agent of the applicable Borrower’s determination not to acquire replacement assets useful in its business or the business of one of its Subsidiaries (or, in the case of a Property Loss Event, not to effect repairs).
          "Deferred Prepayment Event” means, with respect to any Borrower, any Asset Sale or Property Loss Event of such Borrower or one or more of its Subsidiaries in respect of which the Company has delivered a Deferred Prepayment Notice.
          "Deferred Prepayment Notice” means a written notice executed by a Responsible Officer of the Company stating that no Default or Event of Default has occurred and is continuing

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Affiliated Computer Services, Inc.
and that the applicable Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.
          “Deposit Account” has the meaning given to such term in the UCC.
          “Disclosure Documents” means, collectively, (a) the Confidential Information Memorandum, dated as of February, 2006, provided by the Company to the Lenders and (b) the Stock Repurchase Documents filed by the Company with the SEC, as amended from time to time through March 17, 2006.
          “Disposed Business” means any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Group Member.
          “Disposed EBITDA” means, with respect to any Disposed Business for any period, the amount for such period of Consolidated EBITDA of such Disposed Business (determined as if references to the Group Members in the definition of Consolidated EBITDA were references to such Disposed Business and its Subsidiaries), all as determined on a Consolidated basis for such Disposed Business.
          “Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Scheduled Termination Date.
          “Disregarded Entity” means an entity that, for U.S. federal income tax purposes, is disregarded as an entity separate from its owner or is otherwise fiscally transparent.
          “Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by any Group Member in the ordinary course of its business.
          “Dollar” and the sign “$” each mean the lawful currency of the United States of America.
          “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Available Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Available Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

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Affiliated Computer Services, Inc.
          "Dollar Swing Lender” means Citicorp or any other Primary Revolving Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Company, to act as the Dollar Swing Lender hereunder, in each case, in its capacity as the Dollar Swing Lender hereunder.
          "Dollar Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).
          "Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
          "Domestic Borrower” means any Borrower that is a U.S. Person.
          "Domestic Loan Party” means any Loan Party that is a U.S. Person.
          "Domestic Subsidiary” means any Subsidiary of the Company that is a U.S. Person.
          "Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and, unless any Event of Default shall have occurred and be continuting, the Company) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.
          "Entitlement Holder” has the meaning given to such term in the UCC.
          "Entitlement Order” has the meaning given to such term in the UCC.
          "Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, the environment or natural resources and safety as it relates to environmental protection, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

Credit Agreement
Affiliated Computer Services, Inc.
          "Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental condition or environmentally related health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.
          "Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          "Equipment” has the meaning given to such term in the UCC.
          "Equity Issuance” means the issue or sale of any Stock of any Group Member by any Group Member to any Person other than a Group Member.
          "ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
          "ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          "ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of any Group Member or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any Group Member or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization (within the meaning of Section 4242 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on any Group Member or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or (j) any similar events having similar consequences with respect to any “foreign pension plan” (as described in Section 4(b)(4) of ERISA) subject to any funding requirements under any Requirement of Law.
          "Euro” means the single currency of participating member states of the European Union.

Credit Agreement
Affiliated Computer Services, Inc.
          "Euro Swing Lender” means any Primary Revolving Lender that agrees, with the approval of the Administrative Agent and the Company, to act as the Euro Swing Lender hereunder, in each case, in its capacity as the Euro Swing Lender hereunder.
          "Euro Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).
          "Eurocurrency Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in the applicable Available Currency for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page for such currency as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on such Dow Jones Markets Telerate Page (or otherwise on the Dow Jones Markets screen), the Eurocurrency Base Rate for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, the Eurocurrency Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in the applicable currency are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurocurrency Rate Loan of Citibank for a period equal to such Interest Period.
          "Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
          "Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
          "Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period.
          "Eurocurrency Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurocurrency Rate.
          "Event of Default” has the meaning specified in Section 9.1 (Events of Default).

Credit Agreement
Affiliated Computer Services, Inc.
     "Excess Cash Flow” means, for any period, an amount equal to the excess of:
     (a) the sum, without duplication, of:
   (i) Consolidated net income, as determined in accordance with GAAP, for such period;
   (ii) the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss);
   (iii) decreases in Consolidated Working Capital, long-term notes receivable and other similar assets (including enterprise agreements, long-term deposits and long-term accounts receivable, but excluding long-term investments, goodwill, other intangible assets and property, equipment and software) and increases in long-term deferred revenue and other liabilities for such period (other than any such decreases or increases arising from acquisitions by the Group Members completed during such period); and
   (iv) an amount equal to the aggregate cash payments received as a result of any early termination of customer contracts; minus
     (b) the sum, without duplication, of:
   (i) the amount of excess tax benefit on stock based compensation;
   (ii) the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss);
   (iii) increases in Consolidated Working Capital, long-term notes receivable and other similar assets (including enterprise agreements, long-term deposits and long-term accounts receivable, but excluding long-term investments, goodwill, other intangible assets and property, equipment and software) and decreases in long-term deferred revenue and other liabilities for such period (other than any such decreases or increases arising from acquisitions by the Group Members completed during such period);
   (iv) without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of Capital Expenditures and additions to other intangible assets made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of any Group Member;
   (v) scheduled or required cash payments (other than any such payments required under Section 2.9 (Mandatory Prepayments)) of any Indebtedness permitted under Section 8.1 (Indebtedness);
   (vi) cash gains resulting from Asset Sales;
   (vii) without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 8.3 (Investments) (other than Section 8.3(b)) to the extent that

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Affiliated Computer Services, Inc.
such Investments and acquisitions were financed with internally generated cash flow of the Group Members;
   (viii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by any Group Member pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Company following the end of such period; provided, however, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;
   (ix) in the case of any period that includes a period ending prior to or during the fiscal year ending June 30, 2007, fees and expenses related to the transactions contemplated under this Agreement;
   (x) any fees and expenses paid during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;
   (xi) any income for such period attributable to the early extinguishment of Indebtedness; and
   (xii) an amount equal to the aggregate cash expenditures made as a result of any early termination of customer contracts, including any payment or prepayment of Capital Leases or purchase money Indebtedness for the related assets.
          “Existing Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Existing Credit Agreement.
          “Existing Credit Agreement” means that certain Five Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 27, 2004, among the Company and the other borrowers party thereto from time to time, the institutions party thereto as lenders, the Existing Agent and the other agents party thereto.
          “Existing Indenture” means the Indenture, dated as of June 6, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of June 6, 2005 and the Second Supplemental Indenture, dated as of June 6, 2005, but not as thereafter may be supplemented or amended.
          “Existing Issuer” has the meaning set forth in Section 2.4(k) (Letters of Credit).
          “Existing Note” means each of the notes issued under and governed by the Existing Indenture.

Credit Agreement
Affiliated Computer Services, Inc.
          “Existing Note Obligations” means all obligations of the Company under the Existing Notes.
          “Facilities” means (a) the Term Loan Facility, (b) the Primary Revolving Credit Facility and (c) the Multicurrency Revolving Credit Facility.
          “Facility Increase” means any Securities Repurchase Increase, Primary Revolving Credit Commitment Increase, Multicurrency Revolving Credit Commitment Increase or Term Loan Increase.
          “Facility Increase Date” has the meaning specified in Section 2.1(e) (Other Facility Increases)
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Company or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Fee Letter” shall mean the letter dated January 26, 2006, addressed to the Company from Citicorp and the Arranger and accepted by the Company on January 26, 2006, with respect to certain fees to be paid from time to time to Citicorp and the Arranger.
          “Financial Asset” has the meaning given to such term in the UCC.
          “Financial Statements” means the financial statements of the Group Members delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

Credit Agreement
Affiliated Computer Services, Inc.
          “First Supplemental Indenture” means the First Supplemental Indenture, dated June 6, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, but not as thereafter may be supplemented or amended.
          “Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.
          “Fiscal Year” means the twelve month period ending on June 30.
          “Foreign Borrower” means any Loan Party that is not a Domestic Borrower.
          Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.
          “Foreign Regarded Subsidiary” means a Foreign Subsidiary that is (i) a Regarded Entity or (ii) a Disregarded Entity that is owned (directly, or indirectly through one or more Disregarded Entities) by a Regarded Entity that is a Non-U.S. Person.
          “Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
          “Francs” means the lawful currency of Switzerland.
          “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “General Intangible” has the meaning given to such term in the UCC.
          “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.
          “Group Member” means each of the Company and its Subsidiaries.
          “Guarantor” means each Group Member that executes and delivers a Guaranty.
          “Guaranty” means a guaranty, in substantially the form of Exhibit H (Form of Guaranty) or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Group Member, pursuant to which such Group Member guarantees all or any portion of the Secured Obligations.
          “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness

Credit Agreement
Affiliated Computer Services, Inc.
will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.
          “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates or currency values.
          “Incremental Permitted Receivables Financing” means, on any date of determination, the amount, if any, by which the Aggregate Outstanding Securitization Amount on such date exceeds the most recent Aggregate Outstanding Securitization Amount with respect to which a payment was made pursuant to Section 2.9(a)(ii) (Mandatory Prepayments) or, if no such payment has been made since the Closing Date, $0.
          “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money (including any Outstanding Securitization Amount), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capitalized Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for

Credit Agreement
Affiliated Computer Services, Inc.
which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).
          “Indemnitee” has the meaning specified in Section 11.4 (Indemnities).
          “Initial Term Loan” has the meaning specified in Section 2.1(c) (The Commitments).
          “Interbank Rate” means, for any period, (i) the Federal Funds Rate for such period in the case of Loans denominated in Dollars and (ii) the Administrative Agent’s cost of funds for such period in the case of Loans denominated in any other currency.
          “Interest Coverage Ratio” means, with respect to the Company for any period, the ratio of (a) Consolidated EBITDA of the Company for such period to (b) Consolidated Interest Expense of the Company for such period.
          “Interest Period” means, in the case of any Eurocurrency Rate Loan, (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Rate Loan and ending one, two, three or six months thereafter (or if deposits of such duration are available to all applicable Lenders making such Loan, ending nine or twelve months thereafter), as selected by the Company or the applicable Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or Section 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to all applicable Lenders continuing such Loan, ending nine or twelve months thereafter), as selected by the Company or the applicable Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurocurrency Rate Loans are subject to the following:
   (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
   (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
   (iii) the Borrowers may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The

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Affiliated Computer Services, Inc.
Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;
          (iv) the Borrowers may not select any Interest Period in respect of Loans having an aggregate principal amount of less than the Minimum Currency Threshold; and
          (v) there shall be outstanding at any one time no more than 20 Interest Periods in the aggregate.
          “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
          “Inventory” has the meaning given to such term in the UCC.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.
          “IRS” means the Internal Revenue Service of the United States or any successor thereto.
          “Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k) (Letters of Credit)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.
          “Issuer” means (a) each Existing Issuer and (b) each Lender or Affiliate of a Lender that (i) is listed on the signature pages hereof as an “Issuer” or (ii) hereafter becomes an Issuer with the approval of the Administrative Agent (such approval not to be unreasonably withheld) and the Company by agreeing pursuant to an agreement with, and in form and substance satisfactory to, the Administrative Agent and the Company to be bound by the terms hereof applicable to Issuers.
          “Joinder Agreement” means an agreement, in substantially the form of Exhibit J (Form of Joinder Agreement) or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Borrower.

Credit Agreement
Affiliated Computer Services, Inc.
          “Krones” means the lawful currency of Denmark.
          “Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.
          “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.
          “Lender” means the Swing Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.
          “Letter of Credit” means any letter of credit Issued under the Primary Revolving Credit Facility pursuant to Section 2.4 (Letters of Credit).
          “Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Company to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time, in each case with respect to Letters of Credit.
          “Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a) (Letters of Credit).
          “Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).
          “Letter of Credit Sublimit” means $700,000,000
          “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease and any financing lease having substantially the same economic effect as any of the foregoing.
          “Loan” means any loan made by any Lender pursuant to this Agreement.
          “Loan Documents” means, collectively, (a) this Agreement, the Notes (if any), the Guaranties, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents and (b) each Hedging Contract between any Group Member and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract and each Cash Management Document and, in the case of each of clauses (a) and (b), each certificate,

Credit Agreement
Affiliated Computer Services, Inc.
agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
          “Loan Party” means each Borrower and each Guarantor.
          “Mandatory Costs” means, with respect to a Loan or other unpaid sum, the rate per annum notified by any Lender to the Administrative Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank and which shall be determined in accordance with Schedule III (Mandatory Costs).
          “Material Adverse Change” means a material adverse change in (a) the business, results of operations or condition (financial or otherwise) of the Group Members taken as a whole, (b) the validity or enforceability of any Loan Document or any Stock Repurchase Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrowers to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
          “Material Subsidiary” means any direct or indirect subsidiary of the Company that is not a Non-Material Subsidiary.
          “Minimum Currency Threshold” means (a) in the case of Loans (other than Swing Loans) (i) denominated in Dollars, Euros and Sterling, the Dollar Equivalent of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) denominated in any other Available Currency, in such amounts as agreed between the Company and the Administrative Agent and (b) in the case of Swing Loans, the Dollar Equivalent of $1,000,000 or an integral multiple of $100,000 in excess thereof or such other amounts as agreed between the Company, the Administrative Agent and the applicable Swing Lender.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means each of the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Company or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.
          “Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of owned Real Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA or TLTA, if applicable, as-built surveys, in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent, environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid and enforceable first priority Lien on such parcel of owned Real

Credit Agreement
Affiliated Computer Services, Inc.
Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.
          “Multicurrency Revolving Borrower” means each of the Company, the U.K. Borrower and each other Subsidiary of the Company designated a “Multicurrency Revolving Borrower” pursuant to Section 7.12 and that has executed a Joinder Agreement.
          “Multicurrency Revolving Credit Borrowing” means a borrowing consisting of Multicurrency Revolving Loans made on the same day in the same currency by the Multicurrency Revolving Lenders ratably according to their respective Multicurrency Revolving Credit Commitments.
          “Multicurrency Revolving Credit Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and acquire interests in other Multicurrency Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Multicurrency Revolving Lender’s name on Schedule I (Commitments) under the caption “Multicurrency Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Multicurrency Revolving Lender and as such amount may be reduced or increased pursuant to this Agreement, and “Multicurrency Revolving Credit Commitments” shall mean the aggregate Multicurrency Revolving Credit Commitments of all Multicurrency Revolving Lenders, which amount, initially as of the Closing Date, shall be $200,000,000.
          “Multicurrency Revolving Credit Commitment Increase” has the meaning specified in Section 2.1(e) (Other Facility Increases)
          “Multicurrency Revolving Credit Facility” means the Multicurrency Revolving Credit Commitments and the provisions herein related to the Multicurrency Revolving Loans.
          “Multicurrency Revolving Credit Note” means a promissory note of the Company payable to the order of any Multicurrency Revolving Lender in a principal amount equal to the amount of such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Commitment evidencing the aggregate Indebtedness of the Company to such Multicurrency Revolving Lender resulting from the Multicurrency Revolving Loans owing to such Multicurrency Revolving Lender.
          “Multicurrency Revolving Credit Outstandings” means, at any particular time, the Dollar Equivalent of the sum of the principal amount of the Multicurrency Revolving Loans outstanding at such time.
          “Multicurrency Revolving Lender” means each Lender that (a) has a Multicurrency Revolving Credit Commitment or (b) holds a Multicurrency Revolving Loan.
          “Multicurrency Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA or any similar, non-United States defined benefit pension plan, in

Credit Agreement
Affiliated Computer Services, Inc.
each case, to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Net Cash Proceeds” means proceeds received by any Group Member after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under Section 8.4(a), (b), (c), (d) or (e) (Sale of Assets), net of (i) reasonable brokers’, advisors’ and attorneys’ fees and other cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that a certificate of a Responsible Officer stating the aggregate amount of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it, (b) Property Loss Event, net of reasonable brokers’, advisors’ and attorneys’ fees and other costs incurred in connection with such event or (c) Debt Issuance, net of reasonable brokers’, advisors’ and attorneys’ fees and other costs incurred in connection with such transaction; provided, however, that, in the case of clause (b) and clause (c), a certificate of a Responsible Officer stating the aggregate amount of such fees and costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it.
          “New Zealand Dollars” means the lawful currency of New Zealand.
          “Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).
          “Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).
          “Non-Loan Party” means each Subsidiary of the Company that is not a Loan Party.
          “Non-Material Subsidiary” means (i) any direct or indirect Subsidiary of the Company, the Subsidiary EBITDA of which is less than 1% of the Consolidated EBITDA of the Group Members, in each case, for the most recently completed Fiscal Year for which Financial Statements have been delivered pursuant to Section 6.1(b) (Financial Statements); provided, however, that the aggregate Subsidiary EBITDA for all such Subsidiaries shall not exceed 15% of Consolidated EBITDA of the Group Members, in each case, for the most recently completed Fiscal Year and (ii) any direct or indirect Subsidiary or group of Subsidiaries of the Company who individually or collectively had total assets as of the end the most recently completed Fiscal Year for which Financial Statements have been delivered pursuant to Section 6.1(b) (Financial Statements), the aggregate value of which was less than 20% of the total assets of the Group Members, taken as a whole. Notwithstanding the foregoing, “Non-Material Subsidiary” shall not include any Borrower.
          “Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is not a U.S. Person.
          “Non-U.S. Person” means any Person that is not a U.S. Person.
          “Note” means any Revolving Credit Note or Term Loan Note.

Credit Agreement
Affiliated Computer Services, Inc.
          “Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).
          “Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).
          “Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by each Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrowers under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of any Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.
          “Outstanding Securitization Amount” means, with respect to any Permitted Receivables Financing on any date of determination, the sum, without duplication, of (i) the aggregate unrecovered purchase price for Receivables Collateral sold by all Securitization Entities pursuant to such Permitted Receivables Financing and (ii) the aggregate principal amount of Indebtedness incurred and Disqualified Stock issued by all Securitization Entities pursuant to such Permitted Receivables Financing (except for any Indebtedness payable to a Group Member, other than a Securitization Entity, under a deferred purchase price note or similar instrument).
          “Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:
     (a) the Administrative Agent shall receive at least 5 Business Days’ prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;
     (b) such Proposed Acquisition shall be consensual and, if required by the Constituent Documents of the Proposed Acquisition Target, shall have been approved by the Proposed Acquisition Target’s board of directors (or the applicable equivalent) and

Credit Agreement
Affiliated Computer Services, Inc.
only involve a business or assets of a business of the type engaged in by the Group Members as of the Closing Date and any business or assets reasonably related thereto;
     (c) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Company and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness permitted under Section 8.1 (Indebtedness);
     (d) (i) at or prior to the closing of such Proposed Acquisition, the Company (or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Section 7.13 (Additional Collateral and Guaranties) and (ii) after giving effect to such Proposed Acquisition, in the event (A) all or substantially all of the assets subject thereto are not located in the United States and owned by a Domestic Loan Party and (B) if a Person, the Proposed Acquisition Target (or, in the case of a merger or consolidation, the surviving entity) does not become a Domestic Loan Party, the Dollar Equivalent of the sum of all amounts payable in connection with such Proposed Acquisition and all other such Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Company and the Proposed Acquisition Target) shall not exceed $1,000,000,000 in the aggregate;
     (e) upon the request of the Administrative Agent, the Company shall provide to the Administrative Agent copies of the acquisition agreement, related Contractual Obligations and instruments, opinions, certificates, lien search results and other documents and such financial information, financial analysis or other information relating to such Proposed Acquisition as the Administrative Agent shall reasonably request; and
     (f) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Group Members shall be in compliance with each of the covenants set forth in Article V (Financial Covenants) as of the last day of the most recent Fiscal Quarter or Fiscal Year for which a Compliance Certificate has been delivered pursuant to Section 6.1 (Financial Statements) on a pro forma basis as if such acquisition and related transactions had been consummated on the first day of such period and (iii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.
          “Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Domestic Subsidiary or a Securitization Entity pursuant to which such Group Member or such Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or a Group Member which subsequently transfers to a Securitization Entity (in the case of a transfer by a Group Member) and (2) any other Person (in the case of transfer by a Securitization Entity), any Receivables Collateral (whether now existing or arising or acquired in the future) of the Company or any Domestic Subsidiary which arose in the ordinary course of business of such Group Members.

Credit Agreement
Affiliated Computer Services, Inc.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.
          “Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement) or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Loan Party.
          “Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.
          “Pledged Stock” has the meaning specified in the Pledge and Security Agreement.
          “Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive Fiscal Quarter immediately following the date on which such Permitted Acquisition is consummated.
          “Primary Revolving Borrower” means each of the Company and each other Domestic Subsidiary designated a “Primary Revolving Borrower” pursuant to Section 7.12 and that has executed a Joinder Agreement.
          “Primary Revolving Credit Borrowing” means a borrowing consisting of Primary Revolving Loans made on the same day in the same currency by the Primary Revolving Lenders ratably according to their respective Primary Revolving Credit Commitments.
          “Primary Revolving Credit Commitment” means, with respect to each Primary Revolving Lender, the commitment of such Primary Revolving Lender to make Primary Revolving Loans and acquire interests in other Primary Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Primary Revolving Lender’s name on Schedule I (Commitments) under the caption “Primary Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Primary Revolving Lender and as such amount may be increased or reduced pursuant to this Agreement, and “Primary Revolving Credit Commitments” shall mean the aggregate Primary Revolving Credit Commitments of all Primary Revolving Lenders, which amount, initially as of the Closing Date, shall be $800,000,000.
          “Primary Revolving Credit Commitment Increase” has the meaning specified in Section 2.1(e) (Other Facility Increases)
          “Primary Revolving Credit Facility” means the Primary Revolving Credit Commitments and the provisions herein related to the Primary Revolving Loans, Swing Loans and Letters of Credit.
          “Primary Revolving Credit Note” means a promissory note of the Company payable to the order of any Primary Revolving Lender in a principal amount equal to the amount of such Primary Revolving Lender’s Primary Revolving Credit Commitment evidencing the aggregate Indebtedness of the Company to such Primary Revolving Lender resulting from the Primary Revolving Loans owing to such Primary Revolving Lender.

Credit Agreement
Affiliated Computer Services, Inc.
          “Primary Revolving Credit Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the principal amount of the Primary Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.
          “Primary Revolving Lender” means each Lender that (a) has a Primary Revolving Credit Commitment, (b) holds a Primary Revolving Loan or (c) participates in any Letter of Credit.
          “Primary Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).
          “Proceeds” has the meaning given to such term in the UCC.
          “Pro Forma Adjustment” means, for any period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Business with the operations of the Group Members; provided, however, that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such period, or such additional costs, as applicable, will be incurred during the entirety of such period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.
          “Projections” means those financial projections, dated February, 2006, covering on a year by year basis the fiscal years ending in 2006 through 2013 inclusive, beginning on July 1, 2005, to be delivered to the Administrative Agent, by the Company.
          “Property Loss Event” means (a) any loss of or damage to property of any Group Member that results in the receipt by such Group Member of proceeds of insurance or (b) any taking of property of any Group Member that results in the receipt by such Group Member of a compensation payment.
          “Proposed Acquisition” means the proposed acquisition by any Group Member of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger or consolidation of any Proposed Acquisition Target with or into any Group Member (and, in the case of a merger with any Borrower, with such Borrower being the surviving corporation).
          “Proposed Acquisition Target” means any Person or any operating division thereof subject to a Proposed Acquisition.

Credit Agreement
Affiliated Computer Services, Inc.
          “Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).
          “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Primary Revolving Credit Facility, the percentage obtained by dividing (i) the Primary Revolving Credit Commitment of such Lender by (ii) the aggregate Primary Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Primary Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Primary Revolving Credit Outstandings owing to all Lenders), (b) with respect to the Multicurrency Revolving Credit Facility, the percentage obtained by dividing (i) the Multicurrency Revolving Credit Commitment of such Lender by (ii) the aggregate Multicurrency Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Multicurrency Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Multicurrency Revolving Credit Outstandings owing to all Lenders) and (c) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).
          “Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.
          “Receivables Collateral” means (a) all accounts receivable and all Proceeds thereof and (b) to the extent not required to secure the Existing Note Obligations under the Supplemental Indentures and to the extent not otherwise included in clause (a), all Accounts and all Proceeds thereof.
          “Regarded Entity” shall mean an entity that is not a Disregarded Entity.
          “Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).
          “Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).
          “Reimbursement Obligations” means, as and when matured, the obligation of the Company to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured

Credit Agreement
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reimbursement or repayment obligations of the Company to any Issuer with respect to amounts drawn under Letters of Credit.
          “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.
          “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Requisite Lenders” means, collectively, (a) on and prior to the Closing Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments, (b) after the Closing Date and on and prior to the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (c) after the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”
          “Requisite Multicurrency Revolving Lenders” means, collectively, Multicurrency Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Multicurrency Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Multicurrency Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Multicurrency Revolving Lenders.”
          “Requisite Primary Revolving Lenders” means, collectively, Primary Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Primary Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Primary Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Primary Revolving Lenders.”
          “Requisite Revolving Lenders” means, collectively, Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of

Credit Agreement
Affiliated Computer Services, Inc.
the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Lenders.”
          “Requisite Term Loan Lenders” means, collectively, Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding.
          “Responsible Officer” means, with respect to any Person, any of the principal executive officers (including the chief executive officer, chief operating officer, chief financial officer, the president and any executive vice president), managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of such Person.
          “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding and (c) any prepayment, redemption, purchase, defeasance or other satisfaction of any subordinated Indebtedness or, other than required or scheduled payments thereunder, any other long-term Indebtedness.
          “Revolving Credit Borrowing” means a Primary Revolving Credit Borrowing and/or a Multicurrency Revolving Credit Borrowing, as applicable.
          “Revolving Credit Commitment” means a Primary Revolving Credit Commitment and/or a Multicurrency Revolving Credit Commitment, as applicable, and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all Revolving Lenders, which amount, initially as of the Closing Date, shall be $1,000,000,000.
          “Revolving Credit Facility” means, collectively, the Primary Revolving Credit Facility and the Multicurrency Revolving Credit Facility.
          “Revolving Credit Note” means a Primary Revolving Credit Note and/or a Multicurrency Revolving Credit Note, as applicable.
          “Revolving Credit Outstandings” means Primary Revolving Credit Outstandings and/or Multicurrency Revolving Credit Outstandings, as applicable.
          “Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).
          “Revolving Lender” means a Primary Revolving Lender and/or a Multicurrency Revolving Lender, as applicable.
          “Revolving Loan” means a Primary Revolving Loan and/or a Multicurrency Revolving Loan, as applicable.

Credit Agreement
Affiliated Computer Services, Inc.
          “S&P” means Standard & Poor’s Rating Services.
          “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.
          “Scheduled Termination Date” means March 20, 2012.
          “Schedule TO” means the Tender Offer Statement on Schedule TO filed by the Company with the SEC in connection with the Stock Repurchase on February 9, 2006, as amended, modified or supplemented prior to the Closing Date.
          “SEC” means the Securities and Exchange Commission.
          “Second Supplemental Indenture” means the Second Supplemental Indenture, dated June 6, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, but not as thereafter may be supplemented or amended.
          “Secured Obligations” means (a) in the case of each Borrower, the Obligations of such Borrower, and (b) in the case of any Guarantor or any other Group Member, the obligations of such Group Member under the Guaranties and the other Loan Documents to which it is a party; provided, however, that such obligations under clause (a) or (b) with respect to any Hedging Contract that is a Loan Document or any Cash Management Obligations shall constitute “Secured Obligations” solely to the extent the Company and the Lender or its Affiliate, as the case may be, party thereto expressly agree and notify the Administrative Agent in writing that such obligations shall be “Secured Obligations;” provided, further, that, with respect to any Collateral, “Secured Obligations” shall include the Existing Note Obligations solely to the extent a Lien on such Collateral is granted under any Collateral Document to secure the Existing Note Obligations.
          “Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.
          “Securities Account” has the meaning given to such term in the UCC.
          “Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.
          “Securities Repurchase Increase” has the meaning specified in Section 2.1(d) (Securities Repurchase Increases).
          “Securities Repurchase Increase Date” has the meaning specified in Section 2.1(d) (Securities Repurchase Increases).
          “Securitization Entity” means any Domestic Subsidiary of the Company or any other corporation, trust or entity that is a U.S. Person and exclusively engaged in Permitted Receivables Financings and activities relating directly thereto.
          “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

Credit Agreement
Affiliated Computer Services, Inc.
          “Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).
          “Senior Indebtedness” means, as of any date of determination, the Consolidated Total Debt of the Group Members outstanding on such date, but excluding any Indebtedness of any Group Member that is expressly subordinate or junior in right of payment to the Secured Obligations.
          “Senior Leverage Ratio” means, with respect to the Company as of any date, the ratio of (a) the Senior Indebtedness of the Group Members outstanding as of such date to (b) Consolidated EBITDA for the Company for the last four Fiscal Quarter period ending on or before such date.
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.
          “Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.
          “Sterling” means the lawful currency of the United Kingdom.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equity interests and equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Stock Repurchase” means the repurchase of shares of the Class A Common Stock, on terms set forth in the Offer to Purchase, dated February 9, 2006, and the related letter of transmittal (in each case, as amended, supplemented or otherwise modified) for an aggregate purchase price of up to $3,500,000,000.
          “Stock Repurchase Documents” means (a) the Schedule TO and each exhibit thereto (and each of the documents incorporated by reference therein), (b) any amendments, supplements or other modifications to any of the foregoing and (c) each other document and instrument executed or delivered with respect thereto.

Credit Agreement
Affiliated Computer Services, Inc.
          “Subordinated Debt” means any Indebtedness of any Group Member that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.
          “Subsidiary Borrower” means each Term Loan Borrower (other than the Company), the U.K. Borrower and each other Subsidiary of the Company designated a “Primary Revolving Borrower” and/or a “Multicurrency Revolving Borrower” pursuant to Section 7.12 and that has executed a Joinder Agreement.
          “Subsidiary EBITDA” means, with respect to any Subsidiary for any period, the amount of the Consolidated EBITDA of such Subsidiary for such period on a stand-alone basis (determined as if references to the Group Members in the definition of Consolidated EBITDA were references solely to such Subsidiary on a non-Consolidated basis, without giving effect to the Consolidated EBITDA of any Subsidiaries of such Subsidiary).
          “Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).
          “Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).
          “Supplemental Indenture” means each of the First Supplemental Indenture and the Second Supplemental Indenture.
          “Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).
          “Swing Lender” means each of the Dollar Swing Lender and the Euro Swing Lender.
          “Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).
          “Swing Loan Sublimit” means $150,000,000.
          “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.
          “Tax Return” has the meaning specified in Section 4.8(a) (Taxes).
          “Taxes” has the meaning specified in Section 2.16(a) (Taxes).
          “Term Loan” means each of the Initial Term Loans and each of the additional Loans advanced pursuant to any Securities Repurchase Increase or any Term Loan Increase.

Credit Agreement
Affiliated Computer Services, Inc.
          “Term Loan Borrower” means each of the Company, ACS Commercial Solutions, Inc., ACS Education Services, Inc., ACS Enterprise Solutions, Inc., ACS HR Solutions, LLC, ACS Outsourcing Solutions, Inc., ACS State & Local Solutions, Inc., ACS State Healthcare, LLC, ACS TradeOne Marketing, Inc. and Buck Consultants, LLC.
          “Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.
          “Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to each Term Loan Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name for such Borrower on Schedule I (Commitments) under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced or increased pursuant to this Agreement, and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all Term Loan Lenders, which amount, initially as of the Closing Date, shall be $800,000,000.
          “Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.
          “Term Loan Increase” has the meaning specified in Section 2.1(e) (Other Facility Increases)
          “Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.
          “Term Loan Maturity Date” means March 20, 2013.
          “Term Loan Note” means a promissory note of the Company payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.
          “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any Group Member or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Total Assets” of any Person means, at any date, (a) Consolidated total assets of such Person and its Subsidiaries at such date minus (b) (i) any minority interest in any third-party that is not a Wholly Owned Subsidiary of such Person, if such minority interest would be reflected at such date on a Consolidated balance sheet of such Person and its Subsidiaries and (ii) any Securities issued by such Person held as treasury securities.
          “Total Leverage Ratio” means, with respect to the Company as of any date, the ratio of (a) Consolidated Total Debt of the Group Members outstanding as of such date to (b) Consolidated EBITDA for the Company for the last four Fiscal Quarter period ending on or before such date.
          “UCC” has the meaning specified in the Pledge and Security Agreement.

Credit Agreement
Affiliated Computer Services, Inc.
          “U.K. Borrower” has the meaning specified in the preamble to this Agreement.
          “U.K. Security Trust Deed” means the Security Trust Deed, dated as of March 20, 2006, among the Administrative Agent and the Secured Parties named therein.
          “Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).
          “U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a U.S. Person.
          “U.S. Obligations” means, collectively, (a) the Obligations of any Domestic Borrower and (b) the Secured Obligations of all other Domestic Subsidiaries. “U.S. Obligations” shall not include in any event the guaranty obligations of the Domestic Loan Parties with respect to the Secured Obligations of any Foreign Subsidiary.
          “U.S. Person” means any Person that is created or organized under the federal laws of the United States or the laws of any state of the United States of America or the District of Columbia.
          “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.
          “Withdrawal Liability” means, with respect to any Group Member at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.
          “Yen” means the lawful currency of Japan.
          Section 1.2 Computation of Time Periods
          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          Section 1.3 Accounting Terms and Principles
          (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

Credit Agreement
Affiliated Computer Services, Inc.
          (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company with the agreement of the Company’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Company shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.
          Section 1.4 Conversion of Foreign Currencies
          (a) Consolidated Total Debt and Consolidated Senior Debt. Consolidated Total Debt and Consolidated Senior Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Consolidated Total Debt and Consolidated Senior Debt is reflected.
          (b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.
          (c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.
          Section 1.5 Certain Terms
          (a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.
          (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.
          (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is

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Affiliated Computer Services, Inc.
required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
          (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.
          (e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.
          (f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.
          (g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, Eurocurrency Rate and Reference Bank shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.
ARTICLE II
The Facilities
          Section 2.1 The Commitments
          (a) Primary Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Primary Revolving Lender severally agrees to make loans in Dollars or in Euros (each a “Primary Revolving Loan”) to any Primary Revolving Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Primary Revolving Lender not to exceed such Primary Revolving Lender’s Primary Revolving Credit Commitment; provided, however, that at no time shall any Primary Revolving Lender be obligated to make a Primary Revolving Loan in excess of such Primary Revolving Lender’s Ratable Portion of the Available Credit with respect to Primary Revolving Loans. Within the limits of the Primary Revolving Credit Commitment of each Primary Revolving Lender, amounts of Primary Revolving Loans repaid may be reborrowed under this Section 2.1.
          (b) Multicurrency Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Multicurrency Revolving Lender severally agrees to make loans in Dollars, Euros or any other Available Currency (each a “Multicurrency Revolving Loan”) to any Multicurrency Revolving Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Multicurrency Revolving Lender, the Dollar Equivalent of which does not to exceed such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Commitment; provided, however, that at no time shall any Multicurrency Revolving Lender be obligated to make a Multicurrency Revolving Loan in excess of such Multicurrency Revolving Lender’s Ratable Portion of the Available Credit with respect to Multicurrency Revolving Loans. Within the limits of the Multicurrency

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Affiliated Computer Services, Inc.
Revolving Credit Commitment of each Multicurrency Revolving Lender, amounts of Multicurrency Revolving Loans repaid may be reborrowed under this Section 2.1.
          (c) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each an “Initial Term Loan”) in Dollars to each of the Term Loan Borrowers on the Closing Date, in an aggregate amount not to exceed such Lender’s Term Loan Commitment with respect to such Borrower. Amounts of Term Loans repaid or prepaid may not be reborrowed.
          (d) Securities Repurchase Increases.
     (i) The Company, on behalf of the Term Loan Borrowers, may from time to time after the Closing Date, but prior to the third anniversary of the Closing Date, request one or more increases in the Term Loan Commitments or additional tranches of term loans (each a “Securities Repurchase Increase”); provided, however, that (A) the aggregate principal amount of all Securities Repurchase Increases shall not exceed $3,000,000,000 and (B) each Securities Repurchase Increase shall be in the amount of $250,000,000 or an integral multiple thereof. Nothing in this Agreement shall be construed to obligate the Administrative Agent or any Lender to negotiate, solicit, provide or commit to any Securities Repurchase Increase; provided, however, that the Company may solicit such commitments from Eligible Assignees that are not Lenders. The Administrative Agent shall promptly notify each Lender of each proposed Securities Repurchase Increase and of the proposed terms and conditions therefor agreed between the Company and the Administrative Agent consistent with the terms of this Agreement (and, if such terms and conditions are not consistent with the terms of this Agreement, then such terms and conditions shall also be reasonably satisfactory to the Administrative Agent). Each such Lender or other Eligible Assignee (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Securities Repurchase Increase by forwarding its commitment therefor to the Administrative Agent. The Administrative Agent, upon receipt of written commitments from Eligible Assignees in form and substance reasonably satisfactory to the Administrative Agent and the Company, shall promptly notify the Company of such commitments and the Company shall allocate, in its sole discretion, to each such Eligible Assignee commitments with respect to such Securities Repurchase Increase not to exceed the amount of written commitments received from such Eligible Assignee. Each Securities Repurchase Increase shall become effective on a date agreed by the Company and the Administrative Agent, which agreement shall not be unreasonably withheld or delayed (each a “Securities Repurchase Increase Date”); provided, however, that the conditions precedent set forth in Section 3.3 (Conditions Precedent to Each Facility Increase) shall have been satisfied on or prior to each such Securities Repurchase Increase Date. The Administrative Agent shall notify the Lenders and the Company, on or before 1:00 p.m., New York City time, on the first Business Day following a Securities Repurchase Increase Date of the effectiveness of a Securities Repurchase Increase and shall record in the Register all applicable additional information in respect of such Securities Repurchase Increase.

Credit Agreement
Affiliated Computer Services, Inc.
          (ii) (A) The term loans and commitments extended pursuant to any Securities Repurchase Increase shall rank pari passu in right of payment with all other Term Loans and Term Loan Commitments, (B) the weighted average life to maturity of the additional term loans under such Securities Repurchase Increase shall not be shorter than the remaining average life to maturity of the Term Loan Facility prior to giving effect to such Securities Repurchase Increase, (C) the final maturity date of the additional term loans under such Securities Repurchase Increase shall not be earlier than the Term Loan Maturity Date, (D) the interest rate or margin applicable to the additional term loans under such Securities Repurchase Increase shall not be higher than the interest rate or Applicable Margin applicable to the Term Loans prior to giving effect to such Securities Repurchase Increase, (E) proceeds of such Securities Repurchase Increase shall be used by the Company and the applicable Borrowers (through Investments or Restricted Payments permitted hereunder) solely to make payments permitted under Section 8.5(e)(Restricted Payments), or to repay the outstanding Revolving Loans, if any, that were used for such purpose, and to pay costs, fees and expenses incurred in connection therewith and (F) after giving effect to such additional term loans under such Securities Repurchase Increase, the Senior Leverage Ratio, on a pro forma basis, shall be equal to or less than 4.75 to 1.
(e) Other Facility Increases.
          (i) The Company, on behalf of the applicable Borrowers, may request from time to time after the Closing Date (i) one or more increases in the Primary Revolving Credit Commitments (each a “Primary Revolving Credit Commitment Increase”), (ii) one or more increases in the Multicurrency Revolving Credit Commitments (each a “Multicurrency Revolving Credit Commitment Increase”) and/or (iii) one or more increases in the Term Loan Commitments or additional tranches of term loans (each a “Term Loan Increase”); provided, however, that (A) the aggregate principal amount of all such Facility Increases shall not exceed $750,000,000 and (B) each such Facility Increase (together with any other such Facility Increase being effected on the same date) shall be in an amount not less than $200,000,000 and integral multiples of $5,000,000 in excess thereof. Nothing in this Agreement shall be construed to obligate the Administrative Agent or any Lender to negotiate, solicit, provide or commit to any Facility Increase; provided, however, that the Company may solicit such commitments from Eligible Assignees that are not Lenders. The Administrative Agent shall promptly notify each applicable Lender of each proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Company and the Administrative Agent consistent with the terms of this Agreement (and, if such terms and conditions are not consistent with the terms of this Agreement, then such terms and conditions shall also be reasonably satisfactory to the Administrative Agent). Each such Lender or other Eligible Assignee (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment therefor to the Administrative Agent. The Administrative Agent, upon receipt of written commitments from such Lenders and Eligible Assignees in form and substance reasonably satisfactory to the Administrative Agent and the Company, shall promptly notify the Company of such commitments and the Company shall allocate, in its sole discretion, to each such Lender or Eligible Assignee commitments with respect to such Facility Increase not to exceed the amount of written commitments received from such Lender or Eligible Assignee. Each Facility Increase shall become effective on a date

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Affiliated Computer Services, Inc.
agreed by the Company and the Administrative Agent, which agreement shall not be unreasonably withheld or delayed (together with each Securities Repurchase Increase Date, each a “Facility Increase Date”); provided, however, that the conditions precedent set forth in Section 3.3 (Conditions Precedent to Each Facility Increase) shall have been satisfied on or prior to each such Facility Increase Date. The Administrative Agent shall notify the Lenders and the Company, on or before 1:00 p.m., New York City time, on the first Business Day following a Facility Increase Date of the effectiveness of a Facility Increase and shall record in the Register all applicable additional information in respect of such Facility Increase.
          (ii) (A) The loans and commitments extended pursuant to any Facility Increase shall rank pari passu in right of payment with all other Loans and Commitments, (B) the weighted average life to maturity of the additional term loans under any Term Loan Increase shall not be shorter than the remaining average life to maturity of the Term Loan Facility prior to giving effect to such Term Loan Increase and (C) the final maturity date of the additional term loans shall not be earlier than the Term Loan Maturity Date.
          (iii) From and after the Facility Increase Date for any Primary Revolving Credit Commitment Increase, (A) the commitments under such Primary Revolving Credit Commitment Increase shall be deemed for all purposes part of the Primary Revolving Credit Commitments, (B) each Eligible Assignee participating in such Primary Revolving Credit Commitment Increase shall become a Primary Revolving Lender and (C) the commitments under each Primary Revolving Credit Commitment Increase shall have the same terms and conditions as the Primary Revolving Credit Commitments. On the Facility Increase Date for any Primary Revolving Credit Commitment Increase, each Lender or Eligible Assignee participating in such Primary Revolving Credit Commitment Increase shall purchase and assume (ratably as between currencies) from each existing Primary Revolving Lender having Revolving Loans and participations in Letters of Credit and Swing Loans under the Primary Revolving Credit Facility outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the new Primary Revolving Credit Commitments (after giving effect to such Primary Revolving Credit Commitment Increase), in the aggregate outstanding Primary Revolving Loans and participations in Letters of Credit and Swing Loans under the Primary Revolving Credit Facility, so as to ensure that, on the Facility Increase Date after giving effect to such Primary Revolving Credit Commitment Increase, each Primary Revolving Lender is owed only its Ratable Portion of the Primary Revolving Loans and participations in Letters of Credit and Swing Loans under the Primary Revolving Credit Facility outstanding on such Facility Increase Date.
          (iv) From and after the Facility Increase Date for any Multicurrency Revolving Credit Commitment Increase, (A) the commitments under such Multicurrency Revolving Credit Commitment Increase shall be deemed for all purposes part of the Multicurrency Revolving Credit Commitments, (B) each Eligible Assignee participating in such Multicurrency Revolving Credit Commitment Increase shall become a Multicurrency Revolving Lender and (C) the commitments under each Multicurrency Revolving Credit Commitment Increase shall have the same terms and conditions as the

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Multicurrency Revolving Credit Commitments. On the Facility Increase Date for any Multicurrency Revolving Credit Commitment Increase, each Lender or Eligible Assignee participating in such Multicurrency Revolving Credit Commitment Increase shall purchase and assume (ratably as between currencies) from each existing Multicurrency Revolving Lender having Multicurrency Revolving Loans outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the new Multicurrency Revolving Credit Commitments (after giving effect to such Multicurrency Revolving Credit Commitment Increase), in the aggregate outstanding Multicurrency Revolving Loans, so as to ensure that, on the Facility Increase Date after giving effect to such Multicurrency Revolving Credit Commitment Increase, each Multicurrency Revolving Lender is owed only its Ratable Portion of the Multicurrency Revolving Loans outstanding on such Facility Increase Date.
          Section 2.2 Borrowing Procedures
          (a) Each Borrowing shall be made on notice given by the applicable Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurocurrency Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying, (A) the date of such proposed Borrowing (which, in the case of the Term Loan Borrowing, shall be the Closing Date), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans and (D) for each Eurocurrency Rate Loan, the initial Interest Period or Periods thereof. Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Each Borrowing shall be in an aggregate amount of not less than the Minimum Currency Threshold.
          (b) The Administrative Agent shall give to each applicable Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each applicable Lender shall, before 1:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower.
     (c) Unless the Administrative Agent shall have received notice from an applicable Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable

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Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Interbank Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.
          (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
          Section 2.3 Swing Loans
          (a) On the terms and subject to the conditions contained in this Agreement, (i) the Dollar Swing Lender may, in its sole discretion, make loans denominated in Dollars to any Primary Revolving Borrower (a “Dollar Swing Loan”) and (ii) the Euro Swing Lender may, in its sole discretion, make loans denominated in Euros to any Primary Revolving Borrower (a “Euro Swing Loan” and together with the Dollar Swing Loans, the “Swing Loans”), in each case, under the Primary Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date; provided, however, that at no time shall the Dollar Equivalent of the aggregate principal amount at any time outstanding of all such Swing Loans exceed the Swing Loan Sublimit. Each Swing Loan must be repaid in full within seven days after its making or, if sooner, upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a). Each Borrowing shall be in an aggregate amount of not less than the applicable Minimum Currency Threshold.
          (b) In order to request a Swing Loan, the applicable Primary Revolving Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount, currency and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the applicable Swing Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the applicable Swing Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to such Primary Revolving Borrower on the date of the relevant Swing Loan Request. No Swing Lender shall

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Affiliated Computer Services, Inc.
make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.
          (c) Each Swing Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the then outstanding aggregate principal amount of Swing Loans made by such Swing Lender.
          (d) Each Swing Lender may demand at any time that each Primary Revolving Lender pay to the Administrative Agent, for the account of such Swing Lender, in the manner provided in clause (e) below, such Primary Revolving Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans advanced by such Swing Lender, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.
          (e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Primary Revolving Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Primary Revolving Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Primary Revolving Lender’s Ratable Portion of the aggregate principal amount of the Dollar Swing Loans and Euro Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and Section 2.1(a) (Primary Revolving Credit Commitments), shall have been satisfied (which conditions precedent the Primary Revolving Lenders hereby irrevocably waive), each Primary Revolving Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Primary Revolving Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Lender, the amount specified in such statement in the applicable currency. Upon such payment by a Primary Revolving Lender, such Primary Revolving Lender shall, except as provided in clause (f) below, be deemed to have made a Primary Revolving Loan to the applicable Primary Revolving Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the applicable Swing Lenders. To the extent that any Primary Revolving Lender fails to make such payment available to the Administrative Agent for the account of the applicable Swing Lender, the applicable Primary Revolving Borrower shall repay such Swing Loan on demand.
          (f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Primary Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Primary Revolving Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Primary Revolving Lender’s Ratable Portion of such Swing Loan, by paying to the

Credit Agreement
Affiliated Computer Services, Inc.
applicable Swing Lender on the date on which such Primary Revolving Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds in the applicable currency, an amount equal to such Primary Revolving Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Primary Revolving Lender to the applicable Swing Lender on such date, such Swing Lender shall be entitled to recover any such unpaid amount on demand from such Primary Revolving Lender together with interest accrued from such date at the Interbank Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.
          (g) From and after the date on which any Primary Revolving Lender (i) is deemed to have made a Primary Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the applicable Swing Lender shall promptly distribute to such Primary Revolving Lender such Primary Revolving Lender’s Ratable Portion of all payments of principal of and interest received by such Swing Lender on account of such Swing Loan other than those received from a Primary Revolving Lender pursuant to clause (e) or (f) above.
          Section 2.4 Letters of Credit
          (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue, under the Primary Revolving Credit Facility, at the request of the Company and for the account of the Company (or for the joint account of the Company and any Group Member) one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), and (v)(A), shall not Issue) any Letter of Credit upon the occurrence of any of the following:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;
          (ii) such Issuer shall have received any written notice of the type described in clause (d) below;
          (iii) after giving effect to the Issuance of such Letter of Credit, the Primary Revolving Credit Outstandings would exceed the Primary Revolving Credit Commitments, as in effect at such time;

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Affiliated Computer Services, Inc.
          (iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;
          (v) such Letter of Credit is requested to be denominated in any currency other than an Available Currency; or
          (vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Company, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.
None of the Revolving Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.
          (b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than thirty days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Company and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) neither the Issuer of such Letter of Credit nor the Company shall permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.
          (c) In connection with the Issuance of each Letter of Credit, the Company shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the account parties, the currency of issuance and face amount of the Letter of Credit requested (which shall not be less than the applicable Minimum Currency Threshold or such other amount acceptable to such Issuer), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.
          (d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Company (or jointly on behalf of the Company and any other Group Member) in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a)

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Affiliated Computer Services, Inc.
above (other than those conditions set forth in clauses (a)(i), (a)(viii)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(viii)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.
          (e) The Company agrees that, if requested by the Issuer of any Letter of Credit, the Company shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued to it hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.
          (f) Each Issuer shall comply with the following:
          (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Company of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Primary Revolving Lender);
          (ii) upon the request of any Primary Revolving Lender, furnish to such Primary Revolving Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Primary Revolving Lender; and
          (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Primary Revolving Lender requesting the same) and the Company, separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it to the Company, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information requested by the Company or the Administrative Agent relating thereto.
          (g) Immediately upon the issuance by an Issuer of a Letter of Credit, in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Primary Revolving Lender, and each Primary Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Primary Revolving Lender’s Ratable Portion of the Primary Revolving Credit Commitments, in such Letter of Credit and the obligations of the Company with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.
          (h) The Company agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under such Letter of Credit issued

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for the account of the Company (or for the joint account of the Company and any Group Member) no later than the date that is the next succeeding Business Day after the Company receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Company may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Company shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Company is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Primary Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Primary Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Primary Revolving Lender of such failure, and each Primary Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Primary Revolving Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars. If the Administrative Agent so notifies such Primary Revolving Lender prior to 11:00 a.m. (New York time) on any Business Day, such Primary Revolving Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Primary Revolving Lender, such Primary Revolving Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Primary Revolving Lenders hereby irrevocably waive), be deemed to have made a Primary Revolving Loan to the Company in the principal amount of such payment. Whenever any Issuer receives from the Company a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Primary Revolving Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Primary Revolving Lender, in immediately available funds, an amount equal to such Primary Revolving Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Primary Revolving Lenders have paid in respect of such Reimbursement Obligation.
          (i) If and to the extent such Primary Revolving Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Primary Revolving Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Interbank Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Primary Revolving Credit Facility.
          (j) The obligation of the Company to pay each of its Reimbursement Obligations and the obligations of the Primary Revolving Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be

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absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:
          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
          (iii) the existence of any claim, set-off, defense or other right that the Company, any other party guaranteeing, or otherwise obligated with, the Company, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
          (vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the obligations of the Company hereunder.
Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Company or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

Credit Agreement
Affiliated Computer Services, Inc.
          (k) Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by The Bank of New York and Wells Fargo Bank (each an “Existing Issuer”) for the account of the Company. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Company and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(g) relating to the obligation to provide the appropriate forms, certificates and statements to the Company and the Administrative Agent and any updates required by Section 2.16(g) and for purposes of Section 2.7 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Company with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.
          Section 2.5 Reduction and Termination of the Commitments
          (a) The Company may (i) upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or permanently reduce in part ratably the unused portions of (A) the Primary Revolving Credit Commitments of the Primary Revolving Lenders or (B) the Multicurrency Revolving Credit Commitments of the Multicurrency Revolving Lenders or (ii) prior to the Closing Date, upon at least one Business Day’s prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the Term Loan Commitments of the Term Loan Lenders; provided, however, that each partial reduction pursuant to clause (i) and (ii) shall be in an aggregate amount of not less than the Minimum Currency Threshold. Any unused Term Loan Commitment shall terminate on the Closing Date. In addition, all outstanding Commitments shall terminate on the Scheduled Termination Date.
          (b) The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to Section 2.9(a)(ii) (Mandatory Prepayments) in connection with any Permitted Receivables Financing or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect, in each case, in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).
          Section 2.6 Repayment of Loans
          (a) Each Borrower promises to repay the entire unpaid principal amount of the Primary Revolving Loans, the Multicurrency Revolving Loans, the Dollar Swing Loans and the Euro Swing Loans owed by it on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Credit Agreement
Affiliated Computer Services, Inc.
          (b) Each Term Loan Borrower promises to (i) repay the Term Loans in equal quarterly installments of 0.25% of the aggregate principal amount of the Term Loans advanced to such Term Loan Borrower on the last day of March, June, September and December of each year and (ii) repay the entire unpaid principal amount of such Term Loans on the Term Loan Maturity Date.
          Section 2.7 Evidence of Debt
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of each Borrower, as applicable, to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (b) (i) The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount and recipient of each Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by each Borrower to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by each Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder from each Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.
          (ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).
          (c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima

Credit Agreement
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facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Company, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.
          (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Revolving Loans and Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), respectively.
          Section 2.8 Optional Prepayments
          (a) Revolving Loans. Each Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs); provided, further, that each partial prepayment shall be an aggregate principal amount not less than (x) the applicable Minimum Currency Threshold or (y) the remaining Revolving Credit Outstandings owed by such Borrower.
          (b) Term Loans. The Term Loan Borrowers may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by such Borrowers other than on the last day of an Interest Period for such Loan, such Borrowers shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); provided, further, that each partial prepayment shall be in an aggregate principal amount not less than (x) the Minimum Currency Threshold or (y) the total outstanding principal amount of the Term Loans and any such partial prepayment shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the Term Loans of all Term Loan Borrowers. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.
          (c) No Borrower shall have any right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

Credit Agreement
Affiliated Computer Services, Inc.
          Section 2.9 Mandatory Prepayments
          (a) Net Cash Proceeds. The Borrowers shall immediately prepay the Loans (and cash collateralize Letters of Credit) in accordance with clause (c) below upon receipt by any Borrower or any of its Subsidiaries of Net Cash Proceeds arising from:
          (i) any Asset Sale or Property Loss Event, the aggregate Net Cash Proceeds of which exceeds $5,000,000 individually (in a single transaction or series of related transactions), in an amount equal to 100% of such Net Cash Proceeds; and
          (ii) any Debt Issuance, in an amount equal to 100% of such Net Cash Proceeds.
          (b) Excess Cash Flow. The Borrowers shall prepay the Loans (and cash collateralize Letters of Credit) in accordance with clause (c) below, within 95 days after the last day of each Fiscal Year ended on or after June 30, 2007, in an amount equal to 50% of Excess Cash Flow for the previous Fiscal Year; provided, however, that (i) if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 3.5 to 1, then such percentage shall be reduced to 25% and (ii) if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 2.5 to 1, then such percentage shall be reduced to 0%; provided, however, that, the aggregate amount of the prepayment required under this Section 2.9(b) for each Fiscal Year shall be reduced by the aggregate principal amount of the Term Loans and, to the extent accompanied by a corresponding permanent reduction or termination of the Revolving Credit Commitments, the Revolving Loans, in each case, prepaid under Section 2.8 (Optional Prepayments) during such Fiscal Year.
          (c) Application of Mandatory Prepayments.
          (i) Subject to the provisions of Section 2.13(g) (Payments and Computations), any prepayments made by the Borrowers required to be applied in accordance with this clause (c) shall be applied as follows: first, to repay the outstanding principal balance of the Term Loans until the Term Loans shall have been prepaid in full; second, at the option of the Administrative Agent in its reasonable discretion, to repay the outstanding principal balance of the Swing Loans until the Swing Loans shall have been repaid in full; third, to repay the outstanding principal balance of the Revolving Loans (subject to clause (ii) below, ratably between the Primary Revolving Loans and the Multicurrency Revolving Loans) until the Revolving Loans shall have been paid in full; and fourth, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; provided, however, that (A) upon a Deferred Prepayment Event, the prepayments required under clauses first through fourth above shall be reduced by the Deferred Prepayment Amount in respect of such Deferred Prepayment Event and (B) on the earlier of (1) the occurrence of an Event of Default under Sections 9.1(a), (b) or (f) or, upon notice from the Administrative Agent or the Requisite Lenders to the Company, any other Event of Default and (2) the Deferred Prepayment Date, the remaining balance of such Deferred Prepayment Amount shall be applied in accordance with clauses first through fourth above.
          (ii) All prepayments of the Term Loans made pursuant to this clause (c) shall be applied to reduce ratably the remaining installments of such

Credit Agreement
Affiliated Computer Services, Inc.
outstanding principal amounts of the Term Loans of all Term Loan Borrowers; provided, however, that the Borrowers shall apply an amount equal to the Net Cash Proceeds from an Asset Sale involving the assets of any Borrower to first, to reduce ratably the remaining installments of the outstanding principal amounts of the Term Loans made to such Borrower and then, to the remaining Term Loans as required hereunder. All prepayments of the Revolving Loans made pursuant to this clause (c) shall be applied ratably as between the Primary Revolving Loans and the Multicurrency Revolving Loans; provided, however, that, in the event the all or any portion of the applicable Net Cash Proceeds are received in a currency other than Dollars or Euros, the Company may, at its option, apply such amount of Net Cash Proceeds to first, to prepay ratably any Multicurrency Revolving Loans outstanding in such currency and then, to the remaining Revolving Loans as required hereunder. All prepayments of the Swing Loans made pursuant to this clause (c) shall be applied ratably as between the Dollar Swing Loans and the Euro Swing Loans. To the extent provided in Section 2.5(b) (Reduction and Termination of the Commitments), all repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments.
          (iii) Notwithstanding anything to the contrary contained herein, the Borrowers shall have the right to determine the source of funds for all prepayments required to be made under this Section 2.9.
          (d) Revolving Credit Outstandings. If, at any time, the aggregate principal amount of Primary Revolving Credit Outstandings exceeds the aggregate Primary Revolving Credit Commitments at such time, the Primary Revolving Borrowers shall immediately prepay first, the Swing Loans and then, the Primary Revolving Loans then outstanding in an aggregate amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Primary Revolving Loans, the Primary Revolving Borrowers shall provide cash collateral for the applicable Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess. If, at any time, the principal amount of the Multicurrency Revolving Credit Outstandings exceeds the aggregate Multicurrency Revolving Credit Commitments at such time, the Multicurrency Revolving Borrowers shall immediately prepay the Multicurrency Revolving Loans then outstanding in an aggregate amount equal to such excess. Notwithstanding the foregoing, to the extent any such excess results solely by reason of a change in exchange rates, the applicable Borrowers shall not be required to make such prepayment unless the amount of such excess causes the Primary Revolving Credit Outstandings or Multicurrency Revolving Credit Outstandings, as the case may be, to exceed the Primary Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments, respectively, by more than 110%.
          Section 2.10 Interest
          (a) Rate of Interest.
          (i) Subject to the terms and conditions set forth in this Agreement, all Loans (other than Swing Loans) denominated in (x) any Available Currency (other than Dollars) shall be made as Eurocurrency Rate Loans and (y) Dollars shall be made, at the option of the Borrower, as Base Rate Loans or Eurocurrency Rate Loans; provided, however, that all such Loans denominated in Dollars shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans),

Credit Agreement
Affiliated Computer Services, Inc.
the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. All Dollar Swing Loans shall be made as Base Rate Loans, and all Euro Swing Loans shall be made as Eurocurrency Rate Loans.
          (ii) All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:
          (A) if a Base Rate Loan, at a rate per annum equal to the sum of (1) the Base Rate as in effect from time to time and (2) the Applicable Margin;
          (B) if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (1) the Eurocurrency Rate determined for the applicable Interest Period, (2) the Applicable Margin in effect from time to time during such Eurocurrency Interest Period and (3) in the case of any such Loan made by a Lender located in the United Kingdom, Mandatory Costs; provided, however, that any Euro Swing Loan may bear interest at such higher rate as may be agreed among the Administrative Agent, the Euro Swing Lender and the Company;
          (C) for all other Obligations, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Revolving Loans that are Base Rate Loans.
          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) at the end of each Fiscal Quarter no later than three Business Days after the receipt of an invoice from the Administrative Agent, commencing with the first Fiscal Quarter ending after the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon (i) the occurrence of an Event of Default under Sections 9.1(a), (b) or (f) or (ii) notice from the Administrative Agent or the Requisite Lenders to the Company after the occurrence of any other Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans

Credit Agreement
Affiliated Computer Services, Inc.
and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to cause (b) above or otherwise on demand.
          Section 2.11 Conversion/Continuation Option
          (a) Each Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurocurrency Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans for each Interest Period must be not less than the Minimum Currency Threshold. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.
          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans and no continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Company or the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.
          Section 2.12 Fees
          (a) Unused Commitment Fee. The Company agrees to pay in immediately available Dollars to each Revolving Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each Fiscal Quarter no later than three Business Days after the receipt of an invoice from the Administrative Agent, commencing with the first Fiscal Quarter ending after the Closing Date and (y) on the Revolving Credit Termination Date.

Credit Agreement
Affiliated Computer Services, Inc.
          (b) Letter of Credit Fees. The Company agrees to pay the following amounts with respect to Letters of Credit issued to it by any Issuer:
          (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to a percentage per annum to be agreed between the Company and the applicable Issuer of the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) at the end of each Fiscal Quarter no later than three Business Days after the receipt of an invoice from the Administrative Agent, commencing with the first Fiscal Quarter ending after the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;
          (ii) to the Administrative Agent for the ratable benefit of the applicable Revolving Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans on the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) at the end of each Fiscal Quarter no later than three Business Days after the receipt of an invoice from the Administrative Agent, commencing with the first Fiscal Quarter ending after the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default under Sections 9.1(a), (b) or (f) or, upon notice from the Administrative Agent or the Requisite Lenders to the Company, any other Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and
          (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.
          (c) Additional Fees. The Company has agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.
          Section 2.13 Payments and Computations
          (a) Each Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurocurrency Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be

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paid only to the applicable Swing Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of, in the case of Eurocurrency Rate Loans, 360 days and, in the case of Base Rate Loans, 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each payment by any Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Primary Revolving Loans, Multicurrency Revolving Loans or Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans having earlier expiring Eurocurrency Interest Periods being repaid prior to those having later expiring Eurocurrency Interest Periods.
          (e) Unless the Administrative Agent shall have received notice from the applicable Borrower to the applicable Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Interbank Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9(c) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the

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Administrative Agent may have advanced to such Borrower pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable (provided, however, that no amount received from, or on behalf of, any Borrower that is a Foreign Subsidiary shall be applied to pay the U.S. Obligations) and third, as the Company so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the applicable Swing Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each applicable Revolving Lender in accordance with such Lender’s Ratable Portion of the applicable Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.
          (g) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9(c) (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies) shall, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Deferred Prepayment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Deferred Prepayment Notice) and all other proceeds of Collateral in the following order:
          (i) first, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;
          (ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the other Secured Parties;
          (iii) third, to pay Secured Obligations in respect of any fees then due to the Secured Parties;
          (iv) fourth, to pay interest then due and payable in respect of the Secured Obligations;
          (v) fifth, to pay or prepay principal amounts on the Secured Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit); and
          (vi) sixth, to the ratable payment of all other Secured Obligations;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of each Secured Party’s interest in the aggregate outstanding

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Secured Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Credit Agreement Obligations shall be allocated first to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Borrower; provided, further, that payments that would otherwise be allocated to the Revolving Lenders shall be allocated first to repay Swing Loans until such Loans are repaid in full and then to repay the Revolving Loans; provided, further, that, notwithstanding any order of application stated above, proceeds of any Collateral shall be applied solely against the Secured Obligations secured thereby. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Company, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.
          Section 2.14 Special Provisions Governing Eurocurrency Rate Loans
          (a) Determination of Interest Rate
          The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.
          (b) Interest Rate Unascertainable, Inadequate or Unfair
          In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon each Eurocurrency Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended until the Administrative Agent shall notify the Company that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.
          (c) Increased Costs
          If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to

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compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (d) Illegality
          Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such Lender to the Company through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurocurrency Rate Loans and to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurocurrency Rate Loans and (ii) if the affected Eurocurrency Rate Loans are then outstanding, the applicable Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. Each Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.
          (e) Breakage Costs
          In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10 (Interest), each Borrower shall compensate each applicable Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans to such Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Company or a Borrower or in a telephonic request by such Borrower for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by such Borrower to repay Eurocurrency Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
          Section 2.15 Capital Adequacy
          If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of

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this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the applicable Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.
          Section 2.16 Taxes
          (a) Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (z) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date such Issuer becomes an Issuer) and (ii) in the case of each Lender or each Issuer, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16, such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United

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States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) Each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor. Notwithstanding the foregoing, a Loan Party shall not be obligated to make payment to a Lender, Issuer or the Administrative Agent (as the case may be) with respect to penalties, interest and expenses to the extent that such amounts are attributable to a Lender, Issuer or Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Company shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.
          (e) If a Lender, Issuer or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, Issuer or Administrative Agent, as the case may be; provided, however, that (i) such Loan Party shall promptly return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Person in the event such Person is required to repay such refund to the relevant taxing authority, (ii) such Lender, Issuer or Administrative Agent shall not be obligated to disclose to any Loan Party or any other Person any information regarding its tax affairs and computations and (iii) nothing herein shall be construed so as to interfere with the right of such Lender, Issuer or Administrative Agent to arrange its tax affairs as it deems appropriate.
          (f) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.
          (g) (i) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender the date a successor Issuer becomes an Issuer or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or

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certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Company and the Administrative Agent, and (z) from time to time if requested by the Company or the Administrative Agent, provide the Administrative Agent and the Company with two completed originals of each of the following, as applicable:
          (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;
          (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;
          (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or
          (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.
Unless the Company and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
          (ii) Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Company and the Administrative Agent, and (z) from time to time if requested by the Company or the Administrative Agent, provide the Administrative Agent and the Company with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(g), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a

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change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (i) Notwithstanding clause (a), but subject to clause (c) and clause (e), of this Section 2.16, if, as a result of a Borrowing made by a Subsidiary Borrower nominated by the Company and made a party hereto after the Closing Date, any taxes, levies, imposts, deductions, charges or withholdings, and any liability with respect thereto, required by law to be deducted from or in respect of any sum payable by such Subsidiary Borrower under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable by such Subsidiary Borrower shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16, such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) such Subsidiary Borrower shall make such deductions, (y) such Subsidiary Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) such Subsidiary Borrower shall deliver to the Administrative Agent evidence of such payment.
          Section 2.17 Substitution of Lenders
          (a) In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or Section 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurocurrency Rate Loan and such Lender notifies the Company pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender, (D) any Multicurrency Revolving Lender deems any currency unavailable after a Multicurrency Revolving Credit Borrowing has been requested to be denominated in such currency or (E) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement, (iii) in the case of clause (i)(D) above, Multicurrency Revolving Lenders holding at least 75% of the Multicurrency Revolving Credit Commitments deem such currency available with respect to such proposed Multicurrency Revolving Credit Borrowing and (iv) in the case of clause (i)(A),(B) and (C) above, Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Company may at its sole expense substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Company to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Company intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Company within 30 days of each other, then the Company may substitute all, but not (except to the extent the Company has already substituted one of such Affected Lenders before the Company’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.
          (b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims

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of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5, do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Company whereby the Substitute Institution shall agree to be bound by the terms hereof and (ii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.
          (c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.
ARTICLE III
Conditions To Loans And Letters Of Credit
          Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit
          The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before June 30, 2006:
          (a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurocurrency Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurocurrency Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:
          (i) this Agreement, duly executed and delivered by each Borrower and, for the account of each Lender requesting the same, a Note of each applicable Borrower conforming to the requirements set forth herein;
          (ii) Guaranties, duly executed by each Guarantor set forth on Schedule 3.1;

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          (iii) Pledge and Security Agreements, duly executed by each Guarantor set forth on Schedule 3.1, together with each of the following:
          (A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first-priority security interest in the Collateral, subject only to the Liens permitted under Section 8.2 (Liens, Etc.), including (x) such documents duly executed by each Loan Party as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement, except that the Stock or Stock Equivalents of Foreign Subsidiaries (other than any Subsidiary organized under the laws of the Netherlands or the United Kingdom) will be perfected by the filing of UCC financing statements) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;
          (B) except with respect to the Stock and Stock Equivalents of any Foreign Subsidiary (other than any Subsidiary organized under the laws of the Netherlands or the United Kingdom to the extent required by any Collateral Document), all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank; and
          (C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;
          (iv) a favorable opinion of (A) Baker Botts LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), (B) counsel to the Loan Parties in Arizona, California, Georgia, Louisiana, Michigan, Nevada, Oregon, Pennsylvania and Washington, in each case, addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request and (C) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;
          (v) a copy of each of the offer to purchase, letter of transmittal, notice of guaranteed delivery, letter to clients, letter to brokers, letter to plan participants and summary advertisement, as filed as an exhibits to the Schedule TO, each certified as being complete and correct by a Responsible Officer of the Company;

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          (vi) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified (if applicable) as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;
          (vii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;
          (viii) a certificate of the chief financial officer of the Company, stating that each Borrower is Solvent after taking into account its equity interest in its Subsidiaries and after giving effect to the initial Loans and Letter of Credit Obligations incurred by such Borrower, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;
          (ix) a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) has been commenced against any Group Member that would have a Material Adverse Effect;
          (x) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of each Group Member that constitute Collateral; and
          (xi) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.
          (b) Fee and Expenses Paid. Concurrently with the initial funding of the Loans, there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

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          (c) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Company and the Existing Agent or other evidence of such termination in each case in form and substance satisfactory to the Administrative Agent.
          (d) Debt Rating Condition. The Administrative Agent shall have received confirmation that senior secured Indebtedness of the Company has been rated by S&P and Moody’s.
          (e) Stock Repurchase Documents. Except to the extent the Group Members, the Administrative Agent or the Lenders are not (and could not reasonably be expected to be) materially and adversely affected thereby, (i) the terms and conditions of the Stock Repurchase set forth in the Stock Repurchase Documents shall not have been amended or modified without the approval of the Administrative Agent, (ii) the Stock Repurchase Documents shall have been approved by all corporate action of the Company and each of the other parties thereto shall have been executed and delivered by each such party, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default thereunder, in each case, to the extent applicable, and (iii) subject only to the funding of the initial Loans hereunder, all conditions precedent to the consummation of the Stock Repurchase shall have been satisfied or waived with the consent of the Administrative Agent. Arrangements reasonably satisfactory to the Administrative Agent shall have been made for the consummation of the Stock Repurchase in accordance with the Stock Repurchase Documents and all applicable Requirements of Law.
          (f) Consents, Etc. Each Group Member shall have received (without the imposition of any conditions that are not reasonably acceptable to the Lenders) all consents and authorizations required pursuant to any Contractual Obligation of such Group Member material to the Group Members, taken as a whole, with any other Person and shall have obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow such Group Member lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Stock Repurchase Documents to which each of them, respectively, is, or shall be, a party, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (iii) to consummate the Stock Repurchase.
          Section 3.2 Conditions Precedent to Each Loan and Letter of Credit
          The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:
          (a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

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          (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:
               (i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
               (ii) no Default or Event of Default shall have occurred and be continuing.
          (c) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.
          (d) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.
Each submission by the Company to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Company of the proceeds of each Loan requested therein, and each submission by the Company to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Company as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.
          Section 3.3 Conditions Precedent to Each Facility Increase
          The effectiveness of each Facility Increase shall be subject to the satisfaction of each of the following conditions precedent:
          (a) Certain Documents. The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:
               (i) written commitments duly executed by applicable existing Lenders or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facility Increase and, in the case of each such Eligible Assignee, an assumption agreement, duly executed by the Company and such Eligible Assignee;
               (ii) an amendment to this Agreement, effective as of the Facility Increase Date and executed by the Company, to the extent necessary to implement terms and conditions of the Facility Increase, as agreed by the Company and the Administrative Agent pursuant to Section 2.1(d)(i) or Section 2.1(e)(i), as applicable;

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Affiliated Computer Services, Inc.
               (iii) for the account of each Lender or Eligible Assignee participating in such Facility Increase having requested the same by notice to the Administrative Agent and the Company received by each at least three Business Days prior to the Facility Increase Date (or such later date as may be agreed by the Company), Notes in the applicable Facility conforming to the requirements set forth in Section 2.7(d);
               (iv) for each Loan Party executing any Loan Document as part of such Facility Increase, a certificate of the secretary, assistant secretary or other officer of such Loan Party in charge of maintaining books and records of such Loan Party certifying as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each document executed as part of such Facility Increase to which such Loan Party is a party;
               (v) duly executed favorable opinions of counsel to the applicable Borrowers and other Loan Parties that are Material Subsidiaries in New York and such other local jurisdictions reasonably requested by the Administrative Agent, each addressed to the Administrative Agent, the Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request; and
               (vi) such other documents as the Administrative Agent may reasonably request in a timely manner.
          (b) Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arranger, any applicable Lender (including any Person becoming a Lender as part of such Facility Increase on such Facility Increase Date) or any Issuer, as the case may be, all fees and expenses due and payable on or before the Facility Increase Date for such Facility Increase.
          (c) Conditions to Extensions of Credit. As of the Facility Increase Date for such Facility Increase, (i) the conditions precedent set forth in Section 3.2 shall have been satisfied both before and after giving effect to such Facility Increase, (ii) such Facility Increase shall be made on the terms and conditions set forth in Section 2.1(d) and (e), as applicable, and (iii) the Group Members shall be in compliance with the covenants set forth in Article V (Financial Covenants) as of such date and as of the most recently ended Fiscal Quarter or Fiscal Year, as applicable, for which Financial Statements were delivered hereunder on a pro forma basis both before and after giving effect to such Facility Increase (in each case, after giving effect to such other customary and appropriate pro forma adjustment events, including any Permitted Acquisitions, Asset Sales or the repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the advancement of the proceeds of such Facility Increase).
          Section 3.4 Determinations of Initial Borrowing Conditions
          For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the

Credit Agreement
Affiliated Computer Services, Inc.
initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.
ARTICLE IV
Representations and Warranties
          To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the Stock Repurchase and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):
          Section 4.1 Corporate Existence; Compliance with Law
          (a) Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Group Member (a) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (b) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (c) is in compliance with its Constituent Documents, (d) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.
          (b) Each Borrower shall, and shall cause each other Group Member owned by it, which would otherwise infringe section 151 of the Companies Act 1985 in relation to the entry into or performance of any of such Person’s obligations under any Loan Documents or any of the transactions contemplated thereby, to, promptly comply with the procedures and other requirements of section 155-158 of the Companies Act 1985 in relation thereto.
          Section 4.2 Corporate Power; Authorization; Enforceable Obligations
          (a) The execution, delivery and performance by each Group Member of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:
               (i) are within such Group Member’s corporate, limited liability company, partnership or other powers;
               (ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized

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Affiliated Computer Services, Inc.
by all necessary action, including the consent of shareholders, partners, managers and members where required;
               (iii) do not and will not (A) contravene or violate such Group Member’s Constituent Documents, (B) violate any other Requirement of Law applicable to such Group Member (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Group Member, (C) except as set forth on Schedule 4.2 (Conflicts), conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Stock Repurchase Document or any other material Contractual Obligation of the Group Members, taken as a whole, or (D) result in the creation or imposition of any Lien upon any property of such Group Member or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents and Customary Permitted Liens; and
               (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those obtained or made, and each of which on the Closing Date (to the extent required by the applicable Governmental Authority or Person) will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.
          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Group Member party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Group Member party thereto, enforceable against such Group Member in accordance with its terms.
          Section 4.3 Ownership of Subsidiaries
          Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Company and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. No Stock of any Subsidiary of the Company is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Company owned (directly or indirectly) by the Company has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by a Group Member, free and clear of all Liens (other than the Liens permitted pursuant to Section 8.2), options, warrants, rights of conversion or purchase or any similar rights. No Group Member is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any Subsidiary, other than the Loan Documents and the Existing Indenture. The Company does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Credit Agreement
Affiliated Computer Services, Inc.
          Section 4.4 Financial Statements
          (a) The Consolidated balance sheet of the Group Members as at June 30, 2005, and the related Consolidated statements of income and cash flows of the Group Members for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, and the Consolidated balance sheets of the Group Members as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Group Members for the six months then ended, copies of which have been furnished to the Administrative Agent, fairly present, subject, in the case of said balance sheets as at December 31, 2005, and said statements of income, stockholders’ equity and cash flows for the six months then ended, to the absence of footnote disclosure and normal recurring year-end adjustments, the Consolidated financial condition of the Group Members as at such dates and the Consolidated results of the operations of the Group Members for the period ended on such dates, all in conformity with GAAP.
          (b) No Group Member has any obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is material to the Group Members, taken as a whole, and that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.
          (c) The Projections are based upon estimates and assumptions (including an aggregate principal amount of $4,000,000,000 under the Term Loan Facility being advanced, and the maximum number of shares of the Class A Common Stock contemplated under the Stock Repurchase Documents being purchased, on the Closing Date) stated therein, all of which, as of the Closing Date, the Company believed to be reasonable and fair in light of past operations and then current conditions and then current facts known to the Company and, as of the Closing Date, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Group Members and of the other information projected therein for the periods set forth therein.
          (d) The unaudited Consolidated balance sheet of the Group Members, a copy of which has been furnished to the Administrative Agent, has been prepared as of December 31, 2005, reflects as of such date, on a pro forma basis, the Consolidated financial condition of the Group Members, and the assumptions expressed therein were reasonable based on the information available to the Company at the time so furnished and on the Closing Date.
          Section 4.5 Material Adverse Change
          Since June 30, 2005, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
          Section 4.6 Solvency
          Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of any Borrower, (c) the Stock Repurchase and the consummation of the other transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower and each Material Subsidiary (after taking into account its equity interests in its Subsidiaries) is Solvent.

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Affiliated Computer Services, Inc.
          Section 4.7 Litigation
          Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Company or any Material Subsidiary, threatened actions, investigations or proceedings affecting any Group Member before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Stock Repurchase Document is not restrained or enjoined (either temporarily, preliminarily or permanently).
          Section 4.8 Taxes
          (a) All federal and all material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid within 30 days after the due date thereof, except (i) where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of such Borrower or such Tax Affiliate in conformity with GAAP and (ii) taxes, charges and other impositions that do not exceed $10,000,000 in the aggregate at any time outstanding for all Group Members. Proper and accurate amounts have been withheld by such Borrower and each of its Tax Affiliates from their respective employees for all periods in material compliance with all tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          (b) Except as set forth on Schedule 4.8 (Taxes), neither any Borrower nor any of its Tax Affiliates has (i) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (ii) been a member of an affiliated, combined or unitary group other than the group of which the Company (or its Tax Affiliate) is the common parent.
          Section 4.9 Full Disclosure
          (a) The information prepared or furnished by or on behalf of any Group Member in connection with this Agreement or the Disclosure Documents or the consummation of the transactions contemplated hereunder and thereunder, taken as a whole, does not contain (or, in the case of the Disclosure Documents, did not contain as of the Closing Date) any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which such statements were or are made. All financial projections that are part of such information, including those set forth in any projections delivered subsequent to the Closing Date, are prepared in good faith based upon assumptions that are reasonable at the time made and at the time such projections are made available to the Administrative Agent.
          (b) The Company has delivered to the Administrative Agent a true, complete and correct copy of each Disclosure Document. As of the Closing Date, the Disclosure Documents (other than the projections contained therein) comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Credit Agreement
Affiliated Computer Services, Inc.
          Section 4.10 Margin Regulations
          No Group Member is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.11 No Burdensome Restrictions; No Defaults
          (a) No Group Member (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.
          (b) No Group Member is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Company or any Material Subsidiary, no other party is in default under or with respect to any Contractual Obligation owed to any Group Member, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.
          (c) No Default or Event of Default has occurred and is continuing.
          (d) To the best knowledge of the Company or any Material Subsidiary, there are no Requirements of Law applicable to any Group Member the compliance with which by such Group Member would, in the aggregate, have a Material Adverse Effect.
          Section 4.12 Investment Company Act; Public Utility Holding Company Act
          None of the Group Members is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended, or, as the case may be, the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended.
          Section 4.13 Use of Proceeds
          (a) The proceeds of the Initial Term Loans are being used by each Term Loan Borrower solely (i) to refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement, (ii) to finance the Stock Repurchase (through dividends, distributions, repayment of certain intercompany Indebtedness of the Term Loan Borrowers outstanding as of the Closing Date or otherwise) and (iii) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Credit Agreement
Affiliated Computer Services, Inc.
          (b) The proceeds of the Revolving Loans and the Letters of Credit are being used by each Revolving Credit Borrower (and, to the extent distributed to them by such Borrower, each Group Member) solely (i) to refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement, (ii) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) for working capital and general corporate purposes for itself or any of its Subsidiaries and (iv) to finance Permitted Acquisitions; provided, however, that the Revolving Credit Borrowers may use the Revolving Loans from time to time, to the extent the aggregate principal amount of all such Loans shall not exceed $350,000,000, to make payments permitted under Section 8.5(e)(Restricted Payments) and to pay costs, fees and expenses incurred in connection therewith, in each case, to the extent, before and after giving effect to all such payments on any date, the sum of (A) the Available Credit and (B) the aggregate amount of cash and Cash Equivalents (free and clear of all Liens other than Customary Permitted Liens and Liens in favor of the Administrative Agent for the benefit of the Secured Parties) in excess of $50,000,000 included in the Consolidated balance sheet of the Group Members as of such date shall not be less than $300,000,000.
          (c) The proceeds of each Securities Repurchase Increase are being used by each Term Loan Borrower for the purposes set forth in Section 2.1(d)(ii) (The Commitments).
          Section 4.14 Insurance
          All policies of insurance of any kind or nature of any Group Member, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. No Loan Party has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
          Section 4.15 Labor Matters
          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Group Member, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Company’s or any Material Subsidiary’s knowledge, threatened, against or involving any Group Member, nor are there any arbitrations or grievances threatened involving any Group Member, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of any Group Member.
          (d) Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of any Group Member.

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Affiliated Computer Services, Inc.
          Section 4.16 ERISA
          (a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(2) of ERISA to which each Group Member has any obligation or liability, contingent or otherwise.
          (b) Each employee benefit plan of each Group Member intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.
          (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, except for noncompliances that, in the aggregate, would not have a Material Adverse Effect.
          (d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.
          (e) Except to the extent set forth on Schedule 4.16 (List of Plans), no Group Member or any ERISA Affiliates would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.
          Section 4.17 Environmental Matters
          (a) The operations of each Group Member have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.
          (b) None of the Group Members or any Real Property currently or, to the knowledge of the Company or any Material Subsidiary, previously owned, operated or leased by or for any Group Member is subject to any pending or, to the knowledge of the Company or any Material Subsidiary, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or, to the knowledge of the Company or any Material Subsidiary, threatened proceeding or governmental investigation under or pursuant to Environmental Laws, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (c) Except as disclosed on Schedule 4.17 (Environmental Matters), no Group Member is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.
          (d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of each Borrower or of Real Property owned, operated or leased by any Group Member that are not specifically included in the financial information furnished to the Lenders, other than Environmental Liabilities and Costs that, in the aggregate, would not have a Material Adverse Effect.

Credit Agreement
Affiliated Computer Services, Inc.
          (e) As of the date hereof, no Environmental Lien has attached to any property of any Group Member and, to the knowledge of the Company or any Material Subsidiary, no facts, circumstances or conditions exist that would reasonably be expected to result in an Environmental Lien attaching to any property of any Group Member, which Environmental Lien would take priority over any previously perfected Lien of the Secured Parties.
          (f) Each Group Member has provided the Lenders with copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of such Group Member or any Real Property of any of them that are in the possession, custody or control of such Group Member.
          Section 4.18 Intellectual Property
          (a) Each Group Member owns or licenses pursuant to a valid agreement or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names (including all trade names associated with any private label brands of any Group Member), copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary or material for the business and operations of the Group Members, taken as a whole. (i) None of the operations, conduct or business of any Group Member infringes upon, misappropriates, violates or otherwise conflicts with any rights owned by any other Person, and (ii) no claim or litigation regarding any of the foregoing is pending or, to the Company’s or any Material Subsidiary’s knowledge, threatened, in each case, except for such infringement, misappropriation, violation, conflict, claim or litigation that could not reasonably be expected to adversely affect the operating profit of the Group Members, taken as a whole, by $100,000,000 or more in the aggregate in any Fiscal Year.
          Section 4.19 Title; Real Property
          (a) Each Group Member has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Company, except where the failure to have such title or interests in the aggregate could not reasonably be expected to have a Material Adverse Effect, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). Each Group Member has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, such Group Member’s right, title and interest in and to all such property, except where the failure to comply, in the aggregate, would not have a Material Adverse Effect.
          (b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all owned Real Property of each Group Member as of the Closing Date, showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

Credit Agreement
Affiliated Computer Services, Inc.
          (c) Except as set forth on Schedule 4.19 (Real Property), no Group Member owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Real Property of such Group Member, except as permitted under Section 8.4 (Sale of Assets).
          (d) No portion of any Real Property of any Loan Party subject to a Mortgage is located in a special flood hazard area as designated by any federal Governmental Authority.
          (e) All Permits required to have been issued or appropriate to enable all Real Property of any Group Member to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (f) No Group Member has received any notice, and neither the Company nor any Material Subsidiary has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of any Group Member or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.
          Section 4.20 Stock Repurchase Documents
          (a) The performance and, if applicable, execution and delivery by the Company of the Stock Repurchase Documents and the consummation of the transactions contemplated thereby:
          (i) are within the Company’s corporate powers;
          (ii) at the Closing Date will have been duly authorized by all necessary corporate or other action;
          (iii) do not and will not (A) contravene or violate the Company’s Constituent Documents, (B) violate any other Requirement of Law applicable to the Company, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of the Company, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any Group Member other than a Lien permitted under Section 8.2 (Liens, Etc.); and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Company over any of its Subsidiaries or (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.
          (b) Each of the Stock Repurchase Documents has been or at the Closing Date will have been, if applicable, duly executed and delivered by the Company and at the Closing Date will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Credit Agreement
Affiliated Computer Services, Inc.
          (c) None of the Stock Repurchase Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12 (Modification of Stock Repurchase Documents), and, as of the Closing Date, if applicable, each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder, other than those that, in the aggregate, would not have a Material Adverse Effect.
ARTICLE V
Financial Covenants
          The Company agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 5.1 Maximum Total Leverage Ratio
          The Company shall maintain, on the last day of each Fiscal Quarter set forth on Schedule 5.1, a Total Leverage Ratio of not more than the maximum ratio set forth on Schedule 5.1 opposite such Fiscal Quarter.
          Section 5.2 Maximum Senior Leverage Ratio
          The Company shall maintain, on the last day of each Fiscal Quarter set forth on Schedule 5.2, a Senior Leverage Ratio of not more than the maximum ratio on Schedule 5.2 opposite such Fiscal Quarter.
          Section 5.3 Minimum Interest Coverage Ratio
          The Company shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth on Schedule 5.3, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth on Schedule 5.3 opposite such Fiscal Quarter.
ARTICLE VI
Reporting Covenants
          The Company agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 6.1 Financial Statements
          The Company shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:
          (a) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the Group Members consisting of

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Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Company as fairly presenting the Consolidated financial position of the Group Members as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end adjustments).
          (b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Group Members consisting of Consolidated balance sheets of the Group Members as of the end of such year and related statements of income and cash flows of the Group Members for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Company being a going concern by the Company’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Group Members as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Company’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the audit by the Company’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.
          (c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of the chief financial officer of the Company (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Total Leverage Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Commitment Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto.
          (d) Corporate Chart and Other Collateral Updates. Unless otherwise agreed by the Administrative Agent, (i) together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Company certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is true, correct, complete and current in all material respects as of the date of such Financial Statement and (ii) together with each delivery of any Financial Statement pursuant to clause (b) above, a certificate of a Responsible Officer of the Company in form and substance satisfactory to the Administrative Agent that all material certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Year have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise

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modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.
          (e) Business Plan. Not later than 90 days after the end of each Fiscal Year, an update of the Projections based on current financial information.
          (f) Management Letters, Etc. Within twenty days after receipt thereof by any Loan Party, copies of the final draft of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Company’s Accountants in connection with the Company’s Consolidated financial statements).
          (g) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a), a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified by a Responsible Officer of the Company.
          Section 6.2 Default Notices
          As soon as practicable, and in any event within five Business Days after a Responsible Officer of the Company or any Material Subsidiary has actual knowledge of the existence of any Default, Event of Default or other event that has had or would have a Material Adverse Effect, the Company shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
          Section 6.3 Litigation
          Promptly after the commencement thereof, the Company shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting any Group Member that (i) seeks injunctive or similar relief that is material to the Group Members, taken as a whole, or (ii) in the reasonable judgment of the Company, could reasonably be expected to expose such Group Member to liability in an amount aggregating $50,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.
          Section 6.4 Asset Sales
          Prior to any Asset Sale (or such other date as may be agreed by the Administrative Agent) whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $100,000,000, the Company shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Group Member.
          Section 6.5 Notices under Stock Repurchase Documents
          Promptly after the filing thereof, the Company shall send the Administrative Agent copies of all material notices, certificates or reports filed in connection with the transactions contemplated by any Stock Repurchase Document.

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          Section 6.6 SEC Filings
          Promptly after the sending or filing thereof, the Company shall send the Administrative Agent copies of (a) all reports that the Company sends to its security holders generally, (b) all periodic filings that any Group Member files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and (c) all other statements concerning material changes or developments in the business of the Group Members, taken as a whole, made available by any Group Member to the public or to any other creditor holding Securities of any Group Member.
          Section 6.7 Labor Relations
          Promptly after becoming aware of the same, the Company shall give the Administrative Agent written notice of (a) any labor dispute material to the Group Members, taken as a whole, to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person material to the Group Members, taken as a whole.
          Section 6.8 Tax Returns
          Upon the reasonable request of any Lender, through the Administrative Agent, the Company shall provide copies of all federal, state and foreign tax returns of the Company or any Material Subsidiary in respect of taxes measured by income (excluding sales, use and like taxes).
          Section 6.9 Insurance
          As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Company shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by any Group Member and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any insurance maintained by the Company or any Loan Party, that the Administrative Agent has been named as loss payee or additional insured, as applicable.
          Section 6.10 ERISA Matters
          The Company shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:
          (a) promptly and in any event within 30 days after any Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;
          (b) promptly and in any event within 10 days after any Group Member or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer

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Plan, a written statement of a Responsible Officer of the Company describing such ERISA Event or waiver request and the action, if any, the Group Members and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and
          (c) simultaneously with the date that any Group Member or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.
          Section 6.11 Environmental Matters
          The Company shall provide the Administrative Agent promptly and in any event within 15 days after any Group Member learning of any of the following, written notice of each of the following:
          (a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect;
          (b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be encumbered by any Environmental Lien;
          (c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by the Company or any Material Subsidiary that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect;
          (d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect;
          (e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Group Member other than those the consequences of which, in the aggregate, could reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect;
          (f) any proposed action by any Group Member or any proposed change in Environmental Laws that, in the aggregate, could reasonably be expected to require the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws the lack of which Permits or

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compliance shall subject the Loan Parties to additional Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect, and
          (g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.
          Section 6.12 Other Information
          The Company shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Group Members as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.
ARTICLE VII
Affirmative Covenants
          Each Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 7.1 Preservation of Corporate Existence, Etc.
          Each Borrower shall, and shall cause each other Group Member to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions).
          Section 7.2 Compliance with Laws, Etc.
          Each Borrower shall, and shall cause each other Group Member to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
          Section 7.3 Conduct of Business
          Each Borrower shall, and shall cause each other Group Member to, (a) conduct its business in consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with such Group Member, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.
          Section 7.4 Payment of Taxes, Etc.
          Each Borrower shall, and shall cause each other Group Member to, pay and discharge before the same shall become delinquent (or within thirty days thereafter), all lawful governmental claims, taxes, assessments, charges and levies, except (a) in an aggregate amount not to exceed $10,000,000 at any time for all Group Members or (b) where contested in good

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faith by proper proceedings and adequate reserves therefor have been established on the books of the appropriate Group Members in conformity with GAAP.
          Section 7.5 Maintenance of Insurance
          Each Borrower shall, and shall cause each other Group Member to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Group Members operate (including self-insurance for health, benefit and other similar and customary areas as reasonably determined by the Group Members), and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.
          Section 7.6 Access
          Each Borrower shall, and shall cause each other Group Member to, from time to time permit the Administrative Agent, or any agents or representatives thereof, within five Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and, to the extent reasonable, make copies of and abstracts from the records and books of account of such Group Members, (b) visit the properties of such Group Members, (c) discuss the affairs, finances and accounts of such Group Members with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Company’s Accountants). Each Borrower shall authorize its certified public accountants (including the Company’s Accountants), and shall cause the certified public accountants of any other Group Members, if any, to disclose to the Administrative Agent any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Group Members.
          Section 7.7 Keeping of Books
          Each Borrower shall, and shall cause each other Group Member to, maintain books, records and accounts necessary and sufficient to prepare the Financial Statements and other information required to be delivered hereunder in accordance with GAAP.
          Section 7.8 Maintenance of Properties, Etc.
          Each Borrower shall, and shall cause each other Group Member to, in accordance with its business objectives, maintain and preserve (a) in good working order and condition (other than reasonable wear and tear and casualty) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

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          Section 7.9 Application of Proceeds
          Each Borrower (and, to the extent distributed or paid to them by such Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).
          Section 7.10 Environmental
          Each Borrower shall, and shall cause each other Group Member to, comply in all material respects with Environmental Laws and, without limiting the foregoing, such Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of such Group Members incurring Environmental Liabilities and Costs which, in the aggregate, would have a Material Adverse Effect, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.
          Section 7.11 Debt Ratings
          The senior secured Indebtedness of the Company shall continue to be rated by S&P and Moody’s.
          Section 7.12 Additional Borrowers
          The Company may at any time, upon not less than 10 Business Days’ written notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate (a) any Domestic Subsidiary as an additional Primary Revolving Borrower or (b) any Subsidiary of the Company as an additional Multicurrency Revolving Borrower hereunder (each an “Applicant Borrower”) by delivering to the Administrative Agent a duly executed Joinder Agreement, together with each of the documents and other items set forth on Schedule 7.12, in each case, in form and substance reasonably satisfactory to the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall provide a copy to each Primary Revolving Lender or each Multicurrency Revolving Lender, as applicable. Within 10 Business Days following receipt of all such documents and items, the Administrative Agent shall either (i) notify the Company of the need to correct, clarify or supplement any of the items provided pursuant to this Section 7.12 or (ii) deliver a notice in substantially the form of Exhibit K (an “Additional Borrower Acceptance”) to the Company and the Lenders specifying that the Applicant Borrower has become a Borrower hereunder in accordance with the terms of the Joinder Agreement and, to the extent applicable, request that each relevant Lender provide the Administrative Agent with the Applicable Lending Office for such Lender with respect to Borrowings by such additional Borrower. If the Administrative Agent has requested the Company to correct, clarify, or supplement any of the documents or items as provided in clause (i) above, within 10 Business Days of the receipt by the Administrative Agent of any such requested corrections, clarifications or supplements, the Administrative Agent shall either (A) notify the Company that such Applicant Borrower has not been approved to become a Borrower hereunder or (B) send an Additional Borrower Acceptance to the Company as provided in clause (i) above. Upon the acceptance of any Applicant Borrower

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as a Borrower hereunder, such Borrower shall, subject to the terms and conditions set forth herein, become a Primary Revolving Borrower or a Multicurrency Revolving Borrower, as the case may be, for all purposes of this Agreement.
          Section 7.13 Additional Collateral and Guaranties
          Unless otherwise agreed by the Administrative Agent in its reasonable discretion, subject to Section 7.14 (Post-Closing Covenants) and Section 11.20 (Limitation on Foreign Collateral), to the extent not delivered to the Administrative Agent on or before the Closing Date, each Borrower agrees promptly to do, or cause each other Group Member to do, each of the following (including in respect of any after-acquired property) in form and substance reasonably satisfactory to the Administrative Agent:
          (a) except for any Group Member set forth on Schedule 7.13 (other than with respect to its Stock or Stock Equivalents under clause (ii)(B)(1) below), in the case of (i) any Group Member that is or becomes a Borrower or a Material Subsidiary or (ii) any Group Member that directly (or, in the case of any Foreign Subsidiary, directly or indirectly) owns the Stock of any Borrower or a Material Subsidiary, cause such Group Member to (A) become a party to a Guaranty and applicable Collateral Documents or enter into new Collateral Documents and (B) take such other actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent for the benefit of the Secured Parties, subject only to the Liens permitted under Section 8.2 (Liens, Etc.), a valid and enforceable perfected first-priority security interest in (1) all of the Stock and Stock Equivalents of such Borrower or Material Subsidiary and (2) all property and assets of such Borrower or Material Subsidiary, including, if applicable, the filing of UCC financing statements (or the applicable equivalent) and perfection (including, if applicable, the delivery of all certificates, together with undated powers or endorsements in blank) of security interest on Stock, Stock Equivalents, intercompany notes or debt Securities in such jurisdictions as may be required by the Collateral Documents, by any Requirement of Law or as may be reasonably requested by the Administrative Agent;
          (b) upon written request of the Administrative Agent, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 60 days after receipt of such notice, a Mortgage (or similar security document) on any owned Real Property of any Loan Party with a fair market value of $5,000,000 or more, together with, if requested by the Administrative Agent, all Collateral Documents (including any supporting documentation) necessary or, in the reasonable judgment of the Administrative Agent, appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a valid and enforceable perfected first-priority Lien on such Real Property, subject only to the Liens permitted under Section 8.2 (Liens, Etc.);
          (c) to take such other actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to ensure the validity or continuing validity of the guaranties or to create, maintain or perfect the security interest required to be granted pursuant to clause (a) and (b) above, including such actions as may be required by the Collateral Documents or by any Requirement of Law or reasonably requested by the Administrative Agent;
          (d) if reasonably requested by the Administrative Agent, in the case of any intercompany note or notes, to the extent the Dollar Equivalent of such Investment in a Foreign Subsidiary is in excess of $5,000,000 individually or $20,000,000 in the aggregate, execute and deliver to the Administrative Agent such Collateral Documents as the Administrative Agent

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deems necessary or reasonably advisable in order to grant to the intercompany lender a perfected first priority security interest in the assets of the intercompany borrower; and
          (e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;
provided, however, that (i) any security interest required to be granted under this Section 7.13 on any assets of a Group Member shall be subject to any prior Lien permitted under Section 8.2 (Liens, Etc.), (ii) the foregoing covenants shall not require any Group Member to enter into any control agreement for the perfection of security interests in Cash, Cash Equivalents or Securities in a deposit or securities account (other than any Cash Collateral Account) and (iii) the foregoing covenants shall not require the creation or perfection of, pledges of or security interests in, or the obtaining of title insurance or legal opinions with respect to, particular assets of the Loan Parties if and to the extent, the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, taking into account any materially adverse tax consequences to the Company and its Subsidiaries (including the imposition of withholding or other material Taxes on the Lenders), or obtaining title insurance or legal opinions in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or in respect of which the granting of a security interest is prohibited by any Requirement of Law. Nothing herein shall restrict any Group Member that is not a Loan Party on the Closing Date from becoming a Loan Party; provided, however, that such Group Member shall have complied with the provisions of this Section 7.13 as if it were a new Material Subsidiary.
          Section 7.14 Post-Closing Covenants
          Each Borrower shall, and shall cause each other Group Member to, comply with the terms and conditions set forth on Schedule 7.14 (Post-Closing Covenants).
ARTICLE VIII
Negative Covenants
          Each Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 8.1 Indebtedness
          No Group Member shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:
          (a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (h) below) and Guaranty Obligations in respect thereto;
          (b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness);

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          (c) Capitalized Lease Obligations and purchase money Indebtedness incurred by any Group Member to finance the acquisition of fixed assets;
          (d) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (c) above or this clause (d); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to any Group Member obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;
          (e) Guaranty Obligations incurred by (i) (A) any Domestic Loan Party in respect of Indebtedness of any other Domestic Loan Party, (B) any Foreign Loan Party in respect of Indebtedness of any other Foreign Loan Party, (C) any Non-Loan Party in respect of Indebtedness of any other Non-Loan Party and (D) any Non-Loan Party in respect of Indebtedness of any Loan Party or any Foreign Loan Party in respect of Indebtedness of any Domestic Loan Party (to the extent such Foreign Loan Party is a Guarantor of the U.S. Obligations), in the case of each of clauses (A), (B), (C) and (D) above, to the extent such Indebtedness is otherwise permitted by this Section 8.1 (other than clause (a) above), (ii) any Group Member in respect of Indebtedness permitted under clause (k) below and (iii) any Domestic Loan Party in respect of Indebtedness of any Foreign Loan Party or any Loan Party in respect of Indebtedness of any Non-Loan Party, in each case, to the extent permitted under Section 8.3(i) (Investments);
          (f) Indebtedness arising from intercompany loans to the extent permitted under Section 8.3(e) or (i) (Investments);
          (g) Indebtedness arising under any performance or surety bond or other similar arrangements to guarantee the performance of any Group Member’s contractual obligations, in each case, entered into in the ordinary course of business;
          (h) Obligations under Hedging Contracts permitted under Section 8.16 (No Speculative Transactions);
          (i) Indebtedness in respect of any Permitted Receivables Financing;
          (j) Indebtedness assumed or acquired by a Loan Party from the Proposed Acquisition Target in connection with a Permitted Acquisition; provided, however, that, all such Indebtedness shall (A) not be incurred in anticipation or contemplation of such Permitted Acquisition, (B) be unsecured Indebtedness of a Loan Party or Subordinated Debt and (C) have a stated maturity date and weighted average life to maturity that are later than the Term Loan Maturity Date;
          (k) Indebtedness of Foreign Subsidiaries that are not Loan Parties; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time of all such Foreign Subsidiaries shall not exceed $250,000,000; and
          (l) Indebtedness not otherwise permitted under this Section 8.1; provided, however, that any such Indebtedness shall be (i) Indebtedness in respect of Stock or Stock Equivalents (other than Disqualified Stock) or (ii) unsecured Subordinated Debt, which has (A) stated maturity date and weighted average life to maturity that are later than the Term Loan

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Maturity Date and (B) terms customary and standard in the high-yield debt market; provided, further, that the aggregate principal amount of all such Indebtedness permitted under this clause (l), together with all Indebtedness permitted under clause (k) above, outstanding at any time shall not exceed $1,000,000,000.
          Section 8.2 Liens, Etc.
          No Group Member shall create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign any right to receive income, except for the following:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);
          (c) Customary Permitted Liens on the assets of any Group Member;
          (d) purchase money Liens granted by the any Group Member (including the interest of a lessor under a Capitalized Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Group Member’s acquisition thereof) securing Indebtedness permitted under Section 8.1(c) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capitalized Lease;
          (e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(d) (Indebtedness);
          (f) Liens in favor of lessors securing operating leases to the extent such operating leases are permitted hereunder;
          (g) Liens on Receivables Collateral granted by the Company or any Domestic Subsidiary under any Permitted Receivables Financing;
          (h) Liens granted by any Foreign Subsidiary that is not a Loan Party securing Indebtedness permitted by Section 8.1(k) (Indebtedness); and
          (i) Liens not otherwise permitted by this Section 8.2 securing obligations or other liabilities; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $25,000,000 at any time.
          Section 8.3 Investments
          No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:
          (a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

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          (b) Investments in Cash or Cash Equivalents;
          (c) Investments in (i) payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items and (ii) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof (with a maturity not exceeding 360 days, except for such securities supporting customer contracts), in each case, arising or acquired in the ordinary course of business consistent with the past practice of the Group Members;
          (d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;
          (e) Investments (i) among the Domestic Loan Parties, (ii) among the Foreign Loan Parties, (iii) among the Non-Loan Parties and (iv) by any Non-Loan Party in any Loan Party; provided, however, that such Investments under this clause (iv) in the form of intercompany Indebtedness shall be contractually subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;
          (f) Guaranty Obligations permitted by Section 8.1 (Indebtedness);
          (g) loans or advances to employees of any Group Member in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $6,000,000 at any time;
          (h) Investments constituting Permitted Acquisitions or Permitted Receivables Financing; and
          (i) Investments not otherwise permitted by this Section 8.3; provided, however, that (i) if requested by the Administrative Agent, any such Investment in the form of a loan or advance by a Loan Party to a Non-Loan Party or a Domestic Loan Party to a Foreign Subsidiary shall be evidenced by one or more intercompany notes and (ii) the Dollar Equivalent of the aggregate amount of all such Investments outstanding at any time, together with the aggregate amount of Restricted Payments made under Section 8.5(b) (Restricted Payments) and the aggregate amount of all claims and Indebtedness cancelled under Section 8.6(c) (Cancellation of Indebtedness), shall not exceed $1,000,000,000.
          Section 8.4 Sale of Assets
          No Group Member shall sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:
          (a) the sale or disposition of Cash Equivalents or Inventory, in each case, in the ordinary course of business;

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          (b) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business;
          (c) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction;
          (d) assignments and licenses of intellectual property of any Group Member in the ordinary course of business;
          (e) to the extent not materially and adversely affecting the Administrative Agent or the Lenders, any Asset Sale (i) by and among the Domestic Loan Parties, (ii) by and among the Foreign Loan Parties, (iii) by and among the Non-Loan Parties and (iv) from any Non-Loan Party to any Loan Party;
          (f) the sale or discounting of Receivables Collateral in connection with a Permitted Receivables Financing; and
          (g) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, with respect to which at least 75% of the aggregate consideration is received in cash upon such sale; provided, however, that, with respect to any such Asset Sale permitted under this clause (g), (i) the Dollar Equivalent of the aggregate consideration received for all such Asset Sales shall not exceed 20% of the Consolidated Total Assets of the Group Members (as of the date of such Asset Sale) and (ii) an amount equal to the Net Cash Proceeds of all such Asset Sales are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments).
          Section 8.5 Restricted Payments
          No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for the following:
          (a) Restricted Payments made, directly or indirectly, to any Loan Party (other than by a Domestic Loan Party to a Foreign Loan Party) and by a Non-Loan Party to any other Non-Loan Party;
          (b) Restricted Payments made, directly or indirectly, by a Domestic Loan Party to a Foreign Loan Party or by a Loan Party to a Non-Loan Party; provided, however, that the aggregate amount of all such Restricted Payments, together with the aggregate amount of all Investments outstanding under Section 8.3(i) (Investments) at the time such payment is made and the aggregate amount of all claims and Indebtedness cancelled under Section 8.6(c) (Cancellation of Indebtedness), shall not exceed $1,000,000,000;
          (c) dividends and distributions declared and paid on the common Stock of the Company and payable only in common Stock of the Company;
          (d) (i) prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness permitted under Section 8.1(c) or Section 8.1(j) (Indebtedness) and (ii) prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness in connection the incurrence of Indebtedness permitted under Section 8.1(d) (Indebtedness);

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          (e) (i) repurchase of additional shares of the Class A Common Stock and (ii) the prepayment, redemption, purchase, defeasance or other satisfaction of the Existing Notes, in each case, from the proceeds of any Securities Repurchase Increase or, to the extent permitted under Section 4.13(b), Revolving Loans; provided, however, that the sum of (A) the aggregate principal amount of the Initial Term Loans used to pay for the Stock Repurchase and (B) the aggregate principal amount of the additional Term Loans and Revolving Loans (less any Revolving Loans that are repaid with proceeds of any additional Term Loans) used for the purposes permitted under this clause (c) shall not exceed $3,500,000,000; and
          (f) to the extent no Default or Event of Default is continuing at the date of declaration or payment thereof (or would result therefrom), in the event the Total Leverage Ratio for any Fiscal Year is less than 5.0 to 1 and greater than 3.5 to 1, up to 25% of the remaining Excess Cash Flow for the immediately preceding Fiscal Year (after giving effect to any prepayments required to be made pursuant to Section 2.9(b) (Mandatory Prepayments)) may be paid as Restricted Payments; provided, however, that in the event the Total Leverage Ratio for any Fiscal Year is less than or equal to 3.5 to 1, such percentage shall be increased to 50%; provided, further, that, in the event the senior secured Indebtedness of the Company is rated BB+/Ba1 or lower, all such Restricted Payments shall be used (i) to repurchase additional shares of the Class A Common Stock or (ii) for the prepayment, redemption, purchase, defeasance or other satisfaction of the Existing Notes.
          Notwithstanding the foregoing, that the Restricted Payments described in clauses (b), (c), (d) and (e) above shall not be permitted if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration thereof or would result therefrom.
          Section 8.6 Cancellation of Indebtedness
          No Group Member shall cancel any claim or Indebtedness owed to any of them, except (a) in the ordinary course of business consistent with past practice, (b) in respect of intercompany Indebtedness among the Domestic Loan Parties, among the Foreign Loan Parties, among the Non-Loan Parties or owed by any Loan Party to any Non-Loan Party or by any Domestic Loan Party to a Foreign Subsidiary and (c) other claims or Indebtedness to the extent the aggregate principal amount of all such claims and Indebtedness cancelled, together with the aggregate amount of Investments outstanding under Section 8.3(i) (Investments) at the time of such cancellation and the aggregate amount of all Restricted Payments made under Section 8.5(b) (Restricted Payments), shall not exceed $1,000,000,000.
          Section 8.7 Restriction on Fundamental Changes; Permitted Acquisitions
          No Group Member shall, (a) (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person or (c) acquire or create any Subsidiary, except (A) in the case of clause (a) above, in connection with a Permitted Acquisition, (B) in the case of clause (c) above, to the extent, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Company, the Borrowers are in compliance with Section 7.13 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(c) (Investments)) and (C) in the case of each of clauses (a), (b) and (c) above, to the extent not materially and adversely affecting the Administrative Agent or the

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Lenders, such transactions (1) among the Domestic Loan Parties, (2) among the Foreign Loan Parties, (3) among the Non-Loan Parties and (4) in the case of clause (a) above, whereby a Domestic Loan Party is the surviving entity.
          Section 8.8 Change in Nature of Business
          (a) No Group Member shall make any material change in the nature of its business as carried on at the date hereof (or as reasonably related thereto), whether in connection with a Permitted Acquisition or otherwise.
          (b) Affiliated Computer Services International B.V. and ACS Global, Inc. shall not engage in any business or activity other than (i) holding shares in the Stock of its Subsidiaries, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders and (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.
          Section 8.9 Transactions with Affiliates
          No Group Member shall, except as otherwise expressly permitted herein, enter into any transaction directly or indirectly with or for the benefit of any Affiliate of any Group Member (including guaranties and assumptions of obligations of any such Affiliate), except for (a) such transactions in the ordinary course of business (i) among Non-Loan Parties, (ii) among Domestic Loan Parties, (iii) among Foreign Loan Parties, (iv) between any Non-Loan Party, on the one hand, and any Loan Party, on the other hand, on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof or (v) transactions between such Affiliate, on the one hand, and any Group Member, on the other hand, on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof and (b) salaries and other director or employee compensation to officers or directors of any Group Member commensurate with current compensation levels.
          Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge
          Except pursuant to the Loan Documents, the Existing Indenture, the Existing Notes and any agreements governing purchase money Indebtedness, Capitalized Lease Obligations or Permitted Receivables Financing permitted by Section 8.1(b), (c), (d) or (i) (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby on customary and market terms, but in any event shall not be effective against the Stock, Stock Equivalents or other Securities of any Securitization Entity), no Group Member shall (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Group Member to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any Group Member or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

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          Section 8.11 Modification of Constituent Documents
          No Group Member shall change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of any Group Member and do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral.
          Section 8.12 Modification of Stock Repurchase Documents
          The Company shall not (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Stock Repurchase Document except modifications that do not materially and adversely affect the rights and privileges of any Group Member under such Stock Repurchase Document and that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral or (b) permit any breach or default by the Company to exist under any Stock Repurchase Document or take or fail to take any action thereunder, if to do so would have a Material Adverse Effect.
          Section 8.13 Modification of Debt Agreements
          No Group Member shall change or amend the terms of any Subordinated Debt (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Subordinated Debt, (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt, (d) change the subordination provisions of such Subordinated Debt, (e) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the Secured Parties, other than in connection with an incurrence of additional Subordinated Debt permitted under Section 8.1(l) (Indebtedness).
          Section 8.14 Accounting Changes; Fiscal Year
          No Group Member shall change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.
          Section 8.15 Margin Regulations
          No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

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          Section 8.16 No Speculative Transactions
          No Group Member shall engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.
          Section 8.17 Compliance with ERISA
          No Group Member shall cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.
          Section 8.18 Environmental
          (a) No Group Member shall allow a Release of any Contaminant in violation of any Environmental Law and (b) no consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or judgments, orders, decrees or similar actions shall be entered against one or more of the Group Members based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant; provided, however, that no Borrower shall be deemed in violation of this Section 8.18 if all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Group Members as the consequence of all such events under clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.
ARTICLE IX
Events Of Default
          Section 9.1 Events of Default
          Each of the following events shall be an Event of Default:
          (a) any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or
          (b) any Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or
          (c) any representation or warranty made or deemed made by any Group Member in any Loan Document to which it is a party or by any Group Member (or any of their respective officers) in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed made; or
          (d) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.13 (Additional Collateral and Guaranties) or Article VIII (Negative Covenants) or (ii) any Group Member shall fail to perform or observe any other term,

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covenant or agreement contained in this Agreement or in any other Loan Document to which it is a party if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or
          (e) (i) any Group Member shall fail to make any payment on any Indebtedness of such Group Member (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $100,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (or, in the case of any Permitted Receivables Financing, terminate, or permit the termination of, such Permitted Receivables Financing by any purchaser or lender thereunder prior to the scheduled termination date thereof) or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (f) (i) any Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Borrower or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Borrower or any Material Subsidiary (but not instituted by such Borrower or such Material Subsidiary) either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) any Borrower or any Material Subsidiary shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or
          (g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $100,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Group Members and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $100,000,000 in the aggregate; or
          (i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Group Member party thereto, or any Group Member shall so state in writing; or

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          (j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, except where such failure relates solely to Collateral having an aggregate value of less than $10,000,000, or any Loan Party shall so state in writing; or
          (k) there shall occur any Change of Control.
          Section 9.2 Remedies
          During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrowers, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.
          Section 9.3 Actions in Respect of Letters of Credit
          At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations or (iii) as may be required by Section 2.9(c) or (d) (Mandatory Prepayments), the Company shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9(c) or (d) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(c) or (d) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Company to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

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          Section 9.4 Rescission
          If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE X
The Administrative Agent
          Section 10.1 Authorization and Action
          (a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

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          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.
          (d) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
          (e) Notwithstanding anything to the contrary contained in this Agreement, each Syndication Agent is a Lender designated as a “Syndication Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer, and shall have no rights separate from its rights as a Lender.
          Section 10.2 Administrative Agent’s Reliance, Etc.
          None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e) (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

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          Section 10.3 Posting of Approved Electronic Communications
          (a) Each of the Lenders, the Issuers and the Borrowers agree, and the Borrowers shall cause each other Loan Party to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrowers acknowledges and agrees, and the Borrowers shall cause each other Loan Party to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrowers hereby approves, and the Borrowers shall cause each other Loan Party to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrowers shall cause each other Loan Party to understand and assume, the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.
          (d) Each of the Lenders, the Issuers and the Borrowers agrees, and the Borrowers shall cause each other Loan Party to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          Section 10.4 The Administrative Agent Individually
          With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to

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the extent set forth herein for any other Lender. The terms “Lenders”, “Primary Revolving Lenders”, “Multicurrency Revolving Lenders”, “Swing Lenders,” “Dollar Swing Lender,” “Euro Swing Lender,” “Revolving Lenders”, “Term Loan Lenders”, “Requisite Primary Revolving Lenders,” “Requisite Multicurrency Revolving Lenders,” “Requisite Term Loan Lenders,” “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Primary Revolving Lender, a Multicurrency Revolving Lender, a Swing Lender, a Dollar Swing Lender, a Euro Swing Lender, a Revolving Lender, Term Loan Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.
          Section 10.5 Lender Credit Decision
          Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrowers and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
          Section 10.6 Indemnification
          Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or

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the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.
          Section 10.7 Successor Administrative Agent
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          Section 10.8 Concerning the Collateral and the Collateral Documents
          (a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Group Member, (iii) act as Administrative Agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the

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Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.
          (b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:
          (i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);
          (ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and
          (iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).
Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.
          Section 10.9 Collateral Matters Relating to Related Obligations
          The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own

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Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).
ARTICLE XI
Miscellaneous
          Section 11.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the Requisite Primary Revolving Lenders, the Requisite Multicurrency Revolving Lenders or the Requisite Term Loan Lenders, as the case may be, or the Administrative Agent with the consent of such Lenders, on the one hand, and the Company, on the other hand, may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) (x) related solely to the applicable Facility and (y) solely affecting the relative rights, remedies, obligations and priorities among the Lenders under such Facility, which does not adversely affect any Lender under any other Facility; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the percentage of Lenders required above (or the Administrative Agent with the consent thereof), do any of the following:
          (i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) or Schedule 3.3 (Conditions Precedent to Each Facility Increase), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Schedule 3.4 (Determination of Initial Borrowing Conditions);
          (ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

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          (iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;
          (iv) reduce, or release any Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);
          (v) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;
          (vi) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;
          (vii) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release any Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of such Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or
          (viii) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Primary Revolving Lenders,” “Requisite Multicurrency Revolving Lenders,” “Requisite Term Loan Lenders,” “Requisite Lenders” or “Ratable Portion”;
provided, further, that (x) any waiver or modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Term Loan Lenders and any such modification of the application of payments to the Revolving Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Revolving Lenders, (y) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swing Lender under this Agreement or the other Loan Documents; provided, further, that (1) the Administrative Agent may, with the consent of the Company, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer and (2) the Administrative Agent and the Company may amend, modify or supplement this Agreement to the extent necessary to implement the terms

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of a Facility Increase in accordance with the terms and conditions set forth in Section 2.1(d) or Section 2.1(e), as applicable, and as permitted under Section 3.3 (Conditions Precedent to Each Facility Increase).
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.
          (c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders in any Facility, the consent of the Requisite Lenders, the Requisite Primary Revolving Lenders, the Requisite Multicurrency Revolving Lenders or the Requisite Term Loan Lenders, in each case, as required in clause (a) above, is obtained, but the consent of any Lender (whose consent is also required) is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Company’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Lender and all of the Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender, in each case, for an amount equal to the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans, as applicable, held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          Section 11.2 Assignments and Participations
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such

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assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than, with respect to the Revolving Loans, $5,000,000, or, with respect to the Term Loans, $1,000,000 or, in each case, an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Company and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Company shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by or to any Affiliate of the Administrative Agent. Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility.
          (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee (unless the assignee is the Company or the Administrative Agent) of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

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          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.
          (e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:
          (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and
          (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrowers, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrowers, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;
provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or

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assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Company from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Company, the Administrative Agent or the other Lenders.
          (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.

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          (g) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Company, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(b) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.
          Section 11.3 Costs and Expenses
          (a) Each Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Company and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Company or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Group Member, the Stock Repurchase, the Stock Repurchase Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Group Member, the Stock Repurchase, the Stock Repurchase Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.
          (b) Each Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding,

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(iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Group Member and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Stock Repurchase Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.
          Section 11.4 Indemnities
          (a) Each Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Stock Repurchase Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the any Group Member involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the any Group Member, (iii) any costs or liabilities incurred in connection with any Environmental Lien (associated with any Group Member or any property owned, operated or leased by any Group Member) and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) and applicable state property transfer laws (associated with any Group Member or any property owned, operated or leased by any Group Member), whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Group Member, or the owner, lessee or operator of

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any property of any Group Member by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to any Group Member and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.
          (b) Each Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Group Member in connection with the transactions contemplated by this Agreement.
          (c) The Company, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Company, in any event, may participate in the defense thereof with legal counsel of the Company’s choice. In the event that such indemnitee requests the Company to defend against such investigation, litigation or proceeding or requested Remedial Action, the Company shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Company’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.
          (d) Each Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.
          Section 11.5 Limitation of Liability
          (a) Each Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Group Member or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Stock Repurchase Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR

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CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 11.6 Right of Set-off
          Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured; provided, however, that no such deposits or Indebtedness of a Foreign Borrower may be used to offset any U.S. Obligations. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
          Section 11.7 Sharing of Payments, Etc.
          (a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.
          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share

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(according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.
          (c) Each Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.
          Section 11.8 Notices, Etc.
          (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
          (i) if to the Borrowers:
c/o Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Attention: Treasurer
Telecopy no: (214)824-2565
E-Mail Address: Nancy.Vineyard@acs-inc.com
          (ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;
          (iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and
          (iv) if to the Administrative Agent or the Dollar Swing Lender:
Citicorp USA, Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: James M. Walsh
Telecopy no: (212) 816-8112
E-Mail Address: james.m.walsh@citigroup.com

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with a copy to:
Weil, Gotshal & Manges, LLP
767 Fifth Avenue,
New York, New York 10153-0119
Attention: Daniel S. Dokos, Esq.
Telecopy no: (212) 310-8007
E-Mail Address: daniel.dokos@weil.com
or at such other address as shall be notified in writing (x) in the case of any Borrower, the Administrative Agent and any Swing Lender (and, in the case of any Swing Lender, with a copy to the Administrative Agent), to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent.
          (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.
          (c) Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

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          Section 11.9 No Waiver; Remedies
          No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11.10 Binding Effect
          This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure solely to the benefit of teach Borrower, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          Section 11.11 Governing Law
          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          Section 11.12 Submission to Jurisdiction; Service of Process
          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each Borrower hereby irrevocably designates, appoints and empowers Corporation Service Company (telephone no: (800) 927-9800) (telecopy no: (303) 832-9050) (electronic mail address: acs@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent’s above address, and such Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Borrower at its address specified in Section 11.8 (Notices, Etc.). Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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          (c) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Borrower or any other Loan Party in any other jurisdiction.
          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.
          Section 11.13 Waiver of Jury Trial
          Each of the Administrative Agent, the Lenders, the Issuers and the Borrowers irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.
          Section 11.14 Marshaling; Payments Set Aside
          None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          Section 11.15 Section Titles
          The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

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          Section 11.16 Execution in Counterparts
          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Company and the Administrative Agent.
          Section 11.17 Entire Agreement
          This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.
          Section 11.18 Confidentiality
          Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than a Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations),, contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Company (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.
          Section 11.19 Patriot Act Notice.
          Each Lender subject to the Patriot Act hereby notifies each Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, including the name and address of such Borrower and other

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information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.
          Section 11.20 Limitations on Foreign Collateral
          Notwithstanding anything to the contrary in any Loan Document:
          (a) (i) no more than 65% of the Voting Stock of any Foreign Regarded Subsidiary (or of any Disregarded Entity owning more than 65% of the Voting Stock of any Foreign Regarded Subsidiary) shall serve as security for any U.S. Obligation, (ii) no Foreign Regarded Subsidiary (or of any Disregarded Entity owning more than 65% of the Voting Stock of any Foreign Regarded Subsidiary) shall guarantee any U.S. Obligations and (iii) no asset of any Foreign Regarded Subsidiary shall serve as security for any U.S. Obligations; and
          (b) until such time as the Company shall cease to be subject to the covenants set forth in Section 3.01 of the First Supplemental Indenture and Section 3.01 of the Second Supplemental Indenture, each dated June 6, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, whether as a result of defeasance (legal or covenant), discharge, waiver, amendment or otherwise, no asset (other than any Receivables Collateral) of any Foreign Regarded Subsidiary, including the Stock or Stock Equivalents of any of its direct Subsidiaries shall serve as security for any Secured Obligations;
provided, however, that the foregoing limitations shall not be applicable (A) to the extent the Secured Obligations and/or any Lien granted under the Loan Documents are subject to an exception under the Existing Indenture (including under Section 3.01(a)(ix) or Section 3.01(c) thereof) and (B) to any Group Member to the extent and so long as such Group Member has agreed to any of the transactions described above with respect to any other Indebtedness or other obligations.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Affiliated Computer Services, Inc.,
ACS Commercial Solutions, Inc.,
ACS Education Services, Inc.,
ACS Enterprise Solutions, Inc.,
ACS HR Solutions, LLC,
ACS Outsourcing Solutions, Inc.,
ACS State & Local Solutions, Inc.,
ACS State Healthcare, LLC,
ACS TradeOne Marketing, Inc.,
      as Borrowers

By:	/s/ Nancy P. Vineyard
	Name:	Nancy P. Vineyard
	Title:	Treasurer

ACS Worldwide Lending Limited as Borrower
By:	/s/ Nancy P. Vineyard
	Name:	Nancy P. Vineyard
	Title:	Director

Buck Consultants, LLC, as Borrower
By:	/s/ Thomas A. Fessler
	Name:	Thomas A. Fessler
	Title:	Secretary

Citicorp USA, Inc., as Administrative Agent and Lender
By:	/s/ David J. Wirdnam
	Name:	David J. Wirdnam
	Title:	Director and Vice President

Citicorp, N.A. (London Branch), as Multicurrency Revolving Lender
By:	/s/ David J. Wirdnam
	Name:	David J. Wirdnam
	Title:	Director and Vice President

[Signature Page to Affiliated Computer Services, Inc. Credit Agreement]

Bear Stearns Corporate Lending, Inc.,
as Lender

By:	/s/ Richard Bram Smith

Name: Richard Bram Smith
Title: Vice President

Comerica Bank,
as Lender

By:	/s/ Jeff P. Geisbauer

Name: Jeff P. Geisbauer
Title: Assistant Vice President

Fifth Third Bank
as Lender

By:	/s/ Mike Mendenhall

Name: Mike Mendenhall
Title: Assistant Vice President

Mizuho corporate bank, ltd.,
as Lender

By:	/s/ Bertram H. Tang

Name: Bertram H. Tang
Title: Senior Vice President

Morgan stanley bank,
as Lender

By:	/s/ Eugene F. Martin

Name: Eugene F. Martin
Title: Vice President
Morgan Stanley Bank

National City Bank,
as Lender

By:	/s/ Kenneth M. Blackwell

Name: Kenneth M. Blackwell
Title: Vice President

Suntrust Bank
as Lender

By:	/s/ David S. Komitor

Name: David S. Komitor
Title: Director

The Bank of New York
as Lender

By:	/s/ Burke Kennedy

Name: Burke Kennedy
Title: Vice President

The Bank of New York,
as Issuer

By:	/s/ Burke Kennedy

Name: Burke Kennedy
Title: Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
as Lender

By:	/s/ Douglas M. Barnell

Name: Douglas M. Barnell
Title: Manager, Southwest Corporate
Dallas CBO, Houston Agency

United Overseas Bank Ltd., NY Agency
as Lender

By:	/s/ Kwong Yew Wong

Name: Kwong Yew Wong
Title: FVP & General Manager

By:	/s/ Philip Cheong

Name: Philip Cheong
Title: VP & Deputy General Manager

Wachovia Bank, National Association
as Lender

By:	/s/ Jiong Liu

Name: Jiong Liu
Title: Vice President

Wells Fargo Bank, N.A.
as Issuer

By:	/s/ Zach Johnson

Name: Zach Johnson
Title: Senior Vice President

Wells Fargo Bank, N.A.,
as Lender

By:	/s/ Michael B. Sullivan

Name: Michael B. Sullivan
Title: Senior Vice President

[Signature Page to Affiliated Computer Services, Inc. Credit Agreement]